Exhibit 3.1

חוק החברות, התשנ"ט -1999

תקנון ההתאגדות של

אוטונומו טכנולוגיות בע"מ

ח.פ. 515352813

Otonomo Technologies Ltd.

חלק א' לתקנון החברה

1. **<u>שם החברה</u>**

שם החברה בעברית הוא: אוטונומו טכנולוגיות בע"מ

שם החברה באנגלית הוא: .Otonomo Technologies Ltd

2. **<u>מטרות החברה</u>**

לעסוק בכל עיסוק חוקי.

3. **<u>ההון הרשום</u>**

ההון הרשום של החברה הוא מחולק ל-42,215,459 מניות ללא ערך נקוב, המחולק ל-6 סוגים כדלהלן:

א. 25,607,976 מניות רגילות, ללא ערך נקוב.

ב. 3,605,767 מניות סיד, ללא ערך נקוב.

ג. 4,305,165 מניות בכורה א', ללא ערך נקוב.

ד. 3,191,340 מניות בכורה ב', ללא ערך נקוב.

ה. 5,276,977 מניות בכורה ג', ללא ערך נקוב.

ו. 228,234 מניות בכורה ג'-1, ללא ערך נקוב.

4. **<u>אחריות בעלי המניות</u>**

אחריותם של בעלי המניות מוגבלת לפירעון סכום הון המניות הבלתי נפרע שברשותם.

5. **<u>העברת מניות, הצעת מניות ואגרות חוב לציבור, מספר בעלי המניות:</u>**

א. כל העברת מניות בחברה כפופה ומותנית כמפורט בתקנון זה.

ב. אסור לחברה להציע מניות ו/או אגרות חוב לציבור.

ג. מספר בעלי המניות לא יעלה על חמישים, מלבד עובדי החברה או מי שהיו עובדיה ובהיותם עובדיה ואף לאחר שהופסקה עבודתם הם מוסיפים להיות בעלי מניות בחברה, ובלבד שאם שני בעלי מניות או יותר מחזיקים ביחד (בעלים משותפים) מניה אחת או יותר, הם ייחשבו, לצורך סעיף זה, כבעל מניה אחד.

כל הזכויות והחובות הצמודות למניות, הזכויות והחובות של בעלי המניות וההסדרים בין בעלי המניות לבין עצמם ובינם לבין החברה יהיו בהתאם להוראות **חלק ב'** לתקנון זה שמהווה חלק בלתי-נפרד מתקנון זה ויראו בהן כהוראות תקנוניות לכל דבר ועניין. אין באמור כדי לגרוע מהזכויות והחובות של בעלי המניות והחברה על פי דין או הסכם.

THE COMPANIES LAW, 5759-1999

A COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

OTONOMO TECHNOLOGIES LTD.

ADOPTED BY THE COMPANY’S SHAREHOLDERS ON FEBRUARY 16, 2020

1.	DEFINITIONS.

1.1.	Capitalized terms used in these Articles shall bear the meanings ascribed to such terms as set forth in this Article 1, unless inconsistent with the context:

TERM	DEFINITION
“Affiliate”	An Affiliate of a Person shall mean an entity or person, which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For the purposes of these Articles, “Control” shall mean with respect to any entity, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting Equity Securities, by contract or otherwise, including without limitation the ownership of the majority of the voting stock of any such entity. The term “Controlled” shall have a correlative meaning.

“ABG”	Avis Budget Car Rental, LLC, and any of its Permitted Transferees; provided that for purposes of computing minimum shareholdings required for any purposes under these Articles, the entities above shall be entitled to aggregate their holdings in the Company.

“Alliance”	Alliance Ventures B.V., and any of its Permitted Transferees; provided that for purposes of computing minimum shareholdings required for any purposes under these Articles, the entities above shall be entitled to aggregate their holdings in the Company.

“Aptiv”	Aptiv International Holdings (Luxembourg) S.à.r.l. and any of its respective Permitted Transferees; provided that for purposes of computing minimum shareholdings required for any purposes under these Articles, the entities above shall be entitled to aggregate their holdings in the Company.

“Aptiv Group”	Aptiv, its ultimate parent, Aptiv PLC, any one or more of the other direct or indirect subsidiaries under Aptiv’s Control, and any entity under direct or indirect common Control with Aptiv.

“Articles”	These Amended and Restated Articles of Association as amended from time to time as provided for herein.

“Auditors”	The auditors of the Company.

“Bessemer”	Bessemer Venture Partners IX Institutional L.P. and Bessemer Venture Partners IX L.P. and their respective Permitted Transferees; provided that for purposes of computing minimum shareholdings required for any purposes under these Articles, the entities above shall be entitled to aggregate their holdings in the Company.

“Board of Directors” (or the “Board”)	The Board of Directors of the Company.

“Bonus Shares”	Shares issued by the Company for no consideration to all Shareholders on a pro rata and as converted basis.

“Chairman”	The Chairman of the Board of Directors, as may be appointed, from time to time (if appointed).

“Closing”	The Initial Closing, as such term is defined in the Series C Preferred Share Purchase Agreement.

“Companies Law”	The Companies Law, 5759-1999, or any statutory re-enactment or modification thereof being in force at the time; and any reference to any section or provision of the Companies Law shall be deemed to include a reference to any statutory re-enactment or modification thereof being in force at the time.

“Companies Ordinance”	The Companies Ordinance (New Version), 5743-1983, or any statutory re-enactment or modification thereof being in force at the time; and any reference to any section or provision of the Companies Ordinance shall be deemed to include a reference to any statutory re-enactment or modification thereof being in force at the time.

“Company”	Otonomo Technologies Ltd.

“Deemed Liquidation”

Any one of the following:

(a) a sale of all or substantially all of the issued and outstanding share capital of the Company to any person or entity by means of any transaction or series of related transactions (other than a reincorporation transaction whose sole purpose is the changing of the Company’s domicile in which the Company’s then current shareholders retain full ownership in the acquiring entity in accordance to their respective holdings just prior to the reincorporation or any other transaction solely for financing of the Company).

(b) a sale, conveyance or disposition of all or a substantial majority of the assets of the Company.

(c) grant of an exclusive license of all or a substantial majority of the Company’s intellectual property.

(d) a merger (including reverse triangular merger), consolidation or recapitalization of the Company with or into another entity in which the shareholders of the Company immediately prior to such merger consolidation or recapitalization do not hold a majority of the share capital and voting rights of the surviving entity.

(e) any other transaction or series of related transactions, including the transactions set forth in sub-definitions (a) or (d) above, resulting in the Shareholders collectively, immediately before such transaction, directly or indirectly, owning less than a majority of the share capital or voting power of the Company immediately following such transaction, other than any bona fide financing transaction and/or an IPO.

“Dell”	EMC Ireland Holdings and any of its respective Permitted Transferees; provided that for purposes of computing minimum shareholdings required for any purposes under these Articles, the entities above shall be entitled to aggregate their holdings in the Company.

“Dell Group”	Dell, its ultimate parent, Dell Technologies Inc., any one or more of the other direct or indirect subsidiaries under Dell’s Control, and any entity under direct or indirect common Control with Dell.

“Dividend”	means any asset or funds transferred by the Company to the Shareholders in respect of such Shareholders’ shares, whether in cash, cash equivalents, Equity Securities or in any other form, including a transfer for no consideration, but excluding Bonus Shares

“Director(s)”	The member(s) of the Board of Directors elected or appointed in accordance with these Articles holding office at any given time.

“Distribution”	Any distribution of Dividends and any declaration of or obligation to grant the same, and a Repurchase.

“Entitled Holder”	(i) Any Preferred Shareholder, and (ii) the Founder while he is engaged by the Company; in each case, holding at least 1.50% of the Company’s issued and outstanding share capital, on an as-converted basis.

“Equity Securities”	Any Ordinary Shares, Preferred Shares, any equity securities evidencing an ownership interest in the Company, or any equity securities (including, inter alia, options, warrants, convertible equity securities, convertible loans, convertible debentures, bonds, capital notes, any equity securities issuable pursuant to any anti-dilution rights of existing Shareholders) convertible, exchangeable or exercisable into any of the aforesaid equity securities, any agreement, undertaking, instrument or certificates conferring a right to acquire or receive any Ordinary Shares, Preferred Shares, or any other equity securities of the Company and any Convertible Securities.

“Exempted Securities”

Any of the following:

(a) Securities issuable upon conversion of any of the Preferred Shares in accordance with their terms, or as a dividend or distribution on the Preferred Shares otherwise in accordance with the requirements of these Articles.

(b) Securities issued upon the conversion of any outstanding debenture, warrant, option, or other convertible security issued and outstanding and in accordance with its terms as of date of the Closing.

(c) Ordinary Shares issuable upon a share split, share dividend, any subdivision of Ordinary Shares or any other Recapitalization Event.

(d) Ordinary Shares (or options to purchase such Ordinary Shares) issued or issuable to employees or directors of, or consultants to, the Company pursuant to any option plan approved by the Board, including the approval of at least one of the Preferred Directors.

(e) Securities issued in connection with a credit facility to venture lenders, banks or other financial institutions, or to equipment lessors and similar vendors, the primary purpose of which is not an equity financing, not to exceed, in the aggregate, three percent (3%) of the fully diluted share capital of the Company as of such time, and which is approved by at least one of the Preferred Directors.

(f) Securities issued to a Strategic Investor (as defined in Article 23.6 below) not to exceed, in the aggregate, five percent (5%) of the fully diluted share capital of the Company as of such time, provided that such issuances are approved by the Board with the consent of at least one (1) of the Preferred Directors.

(g) Securities issued in connection with a bona fide business acquisition of another Person by the Company, whether by merger, purchase of substantially all of the assets of such Person, reorganization or a joint venture agreement; provided that such issuances are approved by the Board with the consent of at least one of the Preferred Directors.

(h) Securities issued in an IPO.

(i) Securities issued pursuant to the Series C Preferred Share Purchase Agreement, including, without limitation, Subsections 2.3 and 8.6 thereof.

(j) Subject to the provisions of Article 10.3.8, any other securities issued, with respect to which the Preferred Majority consent in writing that such securities shall be treated as Exempted Securities.

(k) the Warrant to purchase Preferred C Shares of the Company issued to Alliance at the Deferred Closing pursuant to the Joinder Agreement made between the Company and Alliance as of February 16, 2020 (the “Joinder”), as amended or replaced pursuant to the terms of the Joinder (the “Warrant”), including the issuance of the Warrant Shares (as defined in the Warrant) upon full or partial exercise of the Warrant and the issuance of Ordinary Shares upon conversion of the Warrant Shares into Ordinary Shares.

“Founder”	Mr. Ben Volkow.

“Group”	The Company and its subsidiaries.

“Hearst”	Hearst Ventures, Inc. and any of its Permitted Transferees; provided that for purposes of computing minimum shareholdings required for any purposes under these Articles, the entities above shall be entitled to aggregate their holdings in the Company.

“In writing”	Written, printed, painted, engraved, lithographed photocopied, or represented or reproduced by any mode of reproducing words in a visible form, including typed, sent via email, facsimile or produced by any visible substitute for writing.

“Interested Party”	Shall have the meaning ascribed to such term in the Securities Law and, for avoidance of doubt, will include any Affiliate or Family Member of such Interested Party.

“IPO”	The consummation of the initial underwritten public offering of Ordinary Shares of the Company pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, or the Securities Law, or equivalent law of another jurisdiction.

“Law”	Any law (“din”) as defined in the Interpretation Law, 1981.

“Lien”	Any mortgage, lien, pledge, charge, security interest, encumbrance. For purposes of these Articles, a Person shall be deemed to own Equity Securities subject to a Lien if it has entered into an agreement providing for a Transfer of such Equity Securities.

“New Securities”	Any Equity Securities issued (or deemed to have been issued pursuant to Article 10.3.4.2 below) after the date of the Closing, excluding the Exempted Securities.

“Office”	The Registered Office of the Company at any given time.

“Officer(s)” (‘Nosei Misra’)	As such term is defined in the Companies Law.

“Ordinary Shareholder”	The holder of any Ordinary Shares.

“Ordinary Shares”	The Ordinary Shares of the Company, with no par value per share.

“Original Issue Price”

The Preferred Seed Shares Original Issue Price, the Preferred A Shares Original Issue Price, the Preferred B Shares Original Issue Price, the Preferred C Shares Original Issue Price and the Preferred C-1 Shares Original Issue Price; in each case, as adjusted from time to time to reflect any Recapitalization Event affecting such share.

The “Preferred Seed Shares Original Issue Price” of each the Preferred Seed Share is US $0.832 (subject to Recapitalization Event).

The “Preferred A Shares Original Issue Price” of each Preferred A Share is US $1.9976 (subject to Recapitalization Event).

The “Preferred B Shares Original Issue Price” of each Preferred B Share is US $7.8337 (subject to Recapitalization Event).

The “Preferred C Shares Original Issue Price” of each Preferred C Share is US $19.89776 (subject to Recapitalization Event).

The “Preferred C-1 Shares Original Issue Price” of each Preferred C-1 Share is US $16.91310 (subject to Recapitalization Event).

“Permitted Transferee”	(a) With respect to any Shareholder who is a natural person: (i) such Shareholder’s spouse, parents, children and grandchildren (“Family Members”); (ii) any entity wholly-owned by such Shareholder, provided that such entity remains wholly-owned by such Shareholder; (iii) such Shareholder’s trustee, provided such trust is solely for the benefit of such Shareholder or its Permitted Transferees (and in case of a Shareholder who is a trustee, such Shareholder’s beneficiary); or (iv) such Shareholder’s transferee by operation of Law; provided_that all shares held by a Permitted Transferee under this sub-definition (a)

shall be subject to the same rights and restrictions under these Articles as though such shares were held by the original Shareholder who transferred them to such Permitted Transferee, and such Permitted Transferee shall be entitled to transfer its Shares in accordance with these Articles only to the Permitted Transferees of the shareholder from whom the Shares were originally transferred.

(b) With respect to any Shareholder which is a limited partnership or a corporate entity, any corporate entity which is an Affiliate of such Shareholder.

(c) With respect to any Shareholder which is a partnership: (i) such Shareholder’s partners and limited partners, and the limited and general partners of, and any Affiliate of, such limited or general partners; (ii) any entity over which such Shareholder or its Affiliates exercises investment discretion or act as a principal investment advisor; or (iii) any Affiliate of any of the above managed by the same management company or managing general partner or by an entity which controls, is controlled by, or is under common control with such management company or managing general partner, or any shareholder, partner or member of such Affiliate.

(d) Without derogating from (a), (b) or (c), with respect to Bessemer: (i) any entity in which the members, partners and/or managers of the general partner of Bessemer, whether direct or indirect (i.e. through an unbroken chain of entities), are also members, partners and/or managers, whether directly or indirectly, of such entity’s general partner or managing entity; (ii) any of the limited partners and general partners of Bessemer and any limited partners, general partners, members and shareholders (“Bessemer Related Persons”) of any entity that received shares, or if shares would have been transferred to it in one direct transfer or through a chain of transfers—would have been deemed to have received shares, as a “Bessemer Permitted Transferee” of the transferor (i.e., any Bessemer Related Persons in an unbroken chain of holdings in the transferor); or (iii) any entity that purchases the entire shareholdings or the Permitted’ funds in the framework of a purchase transaction of all or substantially all of Bessemer’s portfolio companies.

“Person”	An individual, corporation, partnership, joint venture, trust, any other corporate entity and any unincorporated corporation or organization.

“Preferred A Shares”	Series A Preferred Shares of the Company, with no par value.

“Preferred B Shares”	Series B Preferred Shares of the Company, with no par value.

“Preferred C Majority”	Holders of at least a majority of the issued and outstanding Preferred C Shares and Preferred C-1 Shares held by Shareholders, voting together as a single class on an as converted basis.

“Preferred C Shares”	Series C Preferred Shares of the Company, with no par value.

“Preferred C-1 Shares”	Series C-1 Preferred Shares of the Company, with no par value.

“Preferred Director”	Has the meaning set forth in Article 50.1.

“Preferred Majority”	Holders of at least a majority of the issued and outstanding Preferred Shares, voting together as a single class on an as converted basis.

“Preferred Seed Shares”	Series Seed Preferred Shares of the Company, with no par value.

“Preferred Shareholder”	A holder of Preferred Share(s).

“Preferred Shares”	The Preferred Seed Shares, the Preferred A Shares, the Preferred B Shares, the Preferred C Shares and the Preferred C-1 Shares.

“Qualified IPO”	An IPO pursuant to an effective registration statement under the Securities Act of 1933, as amended, on NASDAQ, NYSE or LSE, reflecting a pre-money valuation of the Company of at least US $550,000,000, and aggregate net proceeds in excess of US $75,000,000.

“Recapitalization Event”	Any split or consolidation of shares, the distribution of Bonus Shares, any recapitalization of the Company’s Equity Securities pursuant to Section 350 of the Companies Law or through the amendment of these Articles and any other reclassification or similar events

“Recapitalization Round”

A bona-fide financing round in the Company to which all of the following apply:

(a) Such financing round is not completed in connection with, or in light of, a Distribution Event.

(b) The Board has determined that in order for the Company to continue its business operations for the foreseeable future, it is necessary to consummate such a financing round.

(c) The terms of such financing round require that all of the Preferred Shares, or any portion thereof (to be applied proportionally (in the same percentage) to each series and class of Preferred Shares held by each holder of such Preferred Shares, be converted into Ordinary Shares.

(d) The pre-emptive rights as set forth in Article 15.1 shall apply.

“Register” or “Register of Shareholders”	The Register of Shareholders of the Company administered in accordance with the provisions of Section 127 of the Companies Law.

“Repurchase”	The purchase or redemption or the provision of financing for the purchase or redemption, directly or indirectly, by the Company or by any of its Affiliates, of Equity Securities (other than any repurchase in accordance with any repurchase right granted to the Company under any equity incentive plan approved by the Board, including the approval of at least one of the Preferred Directors, or the Investors Rights Agreement by an between the Company and the other parties thereof, dated November ___, 2018, as may be amended).

“Securities Law”	The Israeli Security Law, 5728-1968 and the regulations promulgated thereunder.

“Stage One”	Stage One Venture Capital Fund II (Israel), L.P. and Stage One Venture Capital Fund II (Cayman), L.P. and their respective Permitted Transferees; provided that for purposes of computing minimum shareholdings required for any purposes under these Articles, the entities above shall be entitled to aggregate their holdings in the Company.

“Shareholders”	Any Person registered as a holder of Share(s) in the Register, at the applicable record date

“Series Seed Preferred Share Purchase Agreement”	The Series Seed Preferred Share Purchase Agreement by and among the Purchasers defined therein, the Founder, Mr. Avner Cohen and the Company, dated as of December 14, 2015.

“Series C Preferred Share Purchase Agreement”	The Series C Preferred Share Purchase Agreement by and among the Purchasers defined therein and the Company, dated as of the date of adoption of these Articles, as amended on February 16, 2020.

“SK”	SK Holdings Co. Ltd., a company incorporated in South Korea and any of its respective Permitted Transferees.

“Transfer” or “transfer”	Whether used as a verb or a noun, refers, to the extent applicable, to any sale, lease, assignment, gift, conveyance, or any other transfer of shares or other Equity Securities of the Company. If a Person’s Equity Securities are held by a company (“Holding Company”) and the Equity Securities comprise all of the assets of the Holding Company, then: (a) any sale, lease, assignment, gift, conveyance, or transfer of shares or other Equity Securities of the Holding Company; or (b) issuance of shares or Equity Securities in the Holding Company, in one transaction or a series of related transactions, resulting in a change of control in the Holding Company will be deemed to be a Transfer of Equity Securities which will be subject to the terms of these Articles.

1.2.

Words denoting the singular number shall include the plural number and vice versa; words denoting the masculine gender shall include the feminine gender; words denoting persons shall include corporations.

1.3.

Save as aforesaid any words or expressions defined in the Companies Law or in the Companies Ordinance (to the extent still in effect according to the provisions of the Companies Law), shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

1.4.	The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

1.5.

For purposes of these Articles, the phrase “on an as-converted basis” shall mean that with respect to any given right in question, and for any calculation of shareholdings in the Company, Preferred Shares shall be calculated and treated as, and have the effect of, such number of Ordinary Shares into which such Preferred Shares are convertible at that time.

1.6.

In the event that a Hebrew version of these Articles is filed with any regulatory or governmental agency, including the Israeli Registrar of Companies, then whether or not such Hebrew version contains signatures of Shareholders, such Hebrew version shall be considered solely a convenience translation and shall have no binding effect, as between the Shareholders of the Company and with respect to any third party. The English version shall be the only binding version of these Articles, and in the event of any contradiction or inconsistency between the meaning of the English version and the meaning of the Hebrew version of these Articles, the Hebrew version shall be disregarded, shall have no binding effect and shall have no impact on the interpretation of these Articles or any provision hereof.

1.7.

All Shares of the Company held by any Person shall be aggregated together with those held by all Permitted Transferees thereof for the purpose of determining the availability of any rights under these Articles where such availability is dependent upon minimum shareholdings (e.g. for the purpose of defining an Entitled Holder), and for such purpose such Persons and entities shall be viewed as a single holder.

1.8.

Whenever the words “include”, “includes” or “including” are used in these Articles, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

1.9.	All references to time shall refer to Jerusalem time.

1.10.	The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

1.11.	Reference to a “series” of shares will mean a “class” of shares.

1.12.	The word “contract” or “agreement” means any oral or written contract, agreement, understanding, undertaking, indenture, note, or bond pursuant to which a holder of Equity Securities is a party.

1.13.

The term “Dollar”, “$”, or USD shall refer to the currency of the United States of America. When such reference is made and the actual liability or payment is set in Israeli New Shekels, for purpose of this Agreement, the representative rate of exchange published by the Bank of Israel on the day prior to the day on which the calculation is made, unless otherwise specified herein.

1.14.

Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of these Articles and these Articles shall not be deemed to have been drafted by the Company or the investors under the Series C Preferred Share Purchase Agreement.

1.15.

Any agreement or instrument defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement or instrument as from time to time amended, modified or supplemented.

1.16.

Notwithstanding any case law dealing with the incorporation by reference of agreements, contracts, undertakings or documents which are not attached to these Articles (“Referenced Agreements”), with respect to the ability of Shareholders to act, rely on or be impacted by, or the enforceability of terms and conditions not specifically set forth in these Articles (but rather in the Referenced Agreements), shall be deemed to have been incorporated into these Articles and the provisions of these Articles relating to Referenced Agreement will be enforceable against any Shareholder who is a party to such Referenced Agreement and the Shareholders agree to exempt the Company from attaching or making the Referenced Agreements available to all Shareholders.

1.17.

These Articles shall amend and supersede any previously adopted Articles of Association of the Company, and any such previous Articles of Association shall be null and void, and shall have no force and effect.

2.	PRIVATE COMPANY.

The Company is a private company, and accordingly:

2.1.	the right to transfer shares is restricted in the manner hereinafter prescribed;

2.2.

the number of Shareholders (exclusive of persons who are in the employment of the Company, or of persons who having been formerly in the employment of the Company were, while in such employment, and have continued after the termination of such employment to be, Shareholders of the Company) is limited to 50; provided, that where two or more persons hold one or more shares in the Company jointly they shall, for the purpose of this Article, be treated as a single Shareholder;

2.3.	any invitation to the public to subscribe for any shares or debentures of the Company is hereby prohibited; and

2.4.

provisions that ensure, among other things, that the number of Shareholders does not exceed 50 and that the Company continues to be a private company that is not required to publish its financial statements, and is treated as such under the Companies Law, are included in these Articles, including by limiting transfers of Equity Securities. For the purpose of this Article 2, to the extent consistent with the provisions of the Companies Law, a person shall be deemed to be in the employment of the Company, whether such person is or has been employed as an employee or consultant by the Company or any of its subsidiaries, and regardless of the manner or circumstances in which the shares of the Company have been acquired by such person.

LIMITED LIABILITY

3.	LIMITED LIABILITY.

The Company is a Limited Liability Company and therefore each Shareholder’s obligations to the Company’s obligations shall be limited to the payment of any unpaid amount that is due for the issuance of the shares held by such Shareholders, if any.

COMPANY’S OBJECTIVES

4.	COMPANY’S OBJECTIVES.

The Company’s objectives are to carry on any business, and do any act, which is not prohibited by applicable law.

5.	DONATIONS.

The Company may donate a reasonable amount of money for any purpose that the Board of Directors (including the approval of at least one of the Preferred Directors) finds appropriate, even if the donation is not for business considerations for the purpose of achieving profits to the Company.

SHARE CAPITAL

6.	SHARE CAPITAL.

The authorized share capital of the Company is 42,215,459 shares of no par value, divided into: (a) 25,607,976 Ordinary Shares; (b) 3,605,767 Preferred Seed Shares; (c) 4,305,165 Preferred A Shares; (d) 3,191,340 Preferred B Shares; (e) 5,276,977 Preferred C Shares; and (f) 228,234 Preferred C-1 Shares. The Ordinary Shares and the Preferred Shares shall be collectively referred to herein as the “Shares”. The powers, preferences, rights, restrictions and other matters relating to the Shares of the Company are set forth in these Articles.

7.	INCREASE OF SHARE CAPITAL.

7.1.

Subject to and in addition to any other special requirement set forth in these Articles, including, without limitation, the provisions of Article 45 below and any other provision hereof conferring special rights as to voting, or restricting the right to vote, the Company may, from time to time, by a Shareholders resolution, whether or not all the shares then authorized have been issued, and whether or not all the shares theretofore issued have been called up for payment, increase its share capital by the creation of new shares. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as the Shareholders’ resolution shall provide.

7.2.	Except to the extent otherwise provided in such resolution, the new shares so issued shall be subject to all the provisions applicable to the original capital share of the Company.

8.	CONSOLIDATION, SUBDIVISION, CANCELLATION AND REDUCTION OF SHARE CAPITAL.

8.1.

Subject to and in addition to any other special requirement set forth in these Articles, including, without limitation, the provisions of Article 45 below and any other provision hereof conferring special rights as to voting, or restricting the right to vote and in accordance with the applicable provisions of the Companies Law, the Company may, by a Shareholders’ resolution, from time to time:

8.1.1.	consolidate and divide all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;

8.1.2.

subdivide its shares (issued or unissued) or any of them, into shares of smaller nominal value than is fixed by these Articles, and the resolution whereby any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, in contrast to others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company may attach to unissued or new shares;

8.1.3.

cancel any shares which, at the date of the adoption of such resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so canceled; or

8.1.4.	reduce its authorized share capital in any manner.

8.2.

With respect to any consolidation of issued shares into shares of larger nominal value, and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, resort to one or more of the following actions:

8.2.1.	determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into each share of larger nominal value;

8.2.2.	allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

8.2.3.	redeem, in the case of redeemable shares, and subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings; and

8.2.4.

cause the transfer of fractional shares by certain Shareholders to other Shareholders so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this Article 8.2.4.

SHARES

9.	RESERVED.

10.	RIGHTS ATTACHED TO SHARES.

The Ordinary Shares shall confer upon the holders thereof all the rights attached to the Ordinary Shares in these Articles, including, without limitation, the right to receive notices of, and to attend, all General Meetings, the right to vote thereat with each Ordinary Share held entitling the holder thereof to one vote at all General Meetings (and written actions in lieu of meetings), the right to participate and share (subject to the provisions of Article 10.2 (Liquidation Preferences), on a per share basis, in any Distribution and in distribution of surplus assets and funds of the Company in the event of a Deemed Liquidation, and certain other rights as may be expressly provided for herein or under the Companies Law. All Ordinary Shares rank pari passu amongst themselves for all intents and purposes. The voting, dividend and liquidation rights of the holders of Ordinary Shares are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Shares set forth herein. With respect to rights, powers and privileges granted specifically to the holders of Ordinary Shares and not to the holders of Preferred Shares under these Articles, such rights, powers and privileges may be waived on behalf of all (but not part) of the holders of Ordinary Shares by the affirmative written consent or vote of the holders of at least the majority of the Ordinary Shares then issued and outstanding, voting as a single class.

The Preferred Shares shall confer upon the holders thereof all of the rights accruing to holders of Ordinary Shares, on an as-converted basis, and, in addition, shall confer the following powers, preferences and rights and any other special rights set forth in these Articles:

10.1.	Voting Rights.

Subject to the provisions of Article 45 and any other provision hereof conferring special rights as to voting, requiring special consents, or restricting the right to vote, each Preferred Shareholder shall have one vote for each Ordinary Share into which such Preferred Share held by such Preferred Shareholder of record could be converted, in every resolution, regardless to whether the vote thereon is conducted by a show of hands, by an oral vote, by proxy, by written consent in lieu of a meeting or by any other mean, on all matters entitled to be voted on by the Shareholders voting together as a single class on an as-converted basis (except as otherwise expressly provided herein or as required by applicable law) and except as otherwise explicitly provided for herein, the Preferred Shareholders shall vote together as a single class on an as converted basis.

10.2.	Liquidation Preferences.

In the event of: (i) any liquidation, dissolution, bankruptcy or winding up of the Company whether voluntary or involuntary; or (ii) a Deemed Liquidation (each, a “Distribution Event”); any and all funds, assets or proceeds (whether cash, capital, surplus, earnings, Equity Securities or other property of any kind) distributed or available for distribution to the Shareholders, and/or to which Shareholders are entitled to receive pursuant to any Distribution Event (the “Distributable Proceeds”) shall be distributed among the Shareholders in accordance with the following order of preference and priority:

10.2.1.

First, the holders of Preferred C Shares and Preferred C-1 Shares shall be entitled to receive on a pro rata basis among such holders of Preferred C Shares and Preferred C-1 Shares, prior to and in preference to any distribution of any of such Distributable Proceeds to the holders of Ordinary Shares, Preferred Seed Shares, Preferred A Shares and Preferred B Shares, by reason of their ownership thereof, in respect of each Preferred C Share and Preferred C-1 Share held thereby an amount per such Share equal to the greater of: (x) 100% of the Preferred C Share Original Issue Price or the Preferred C-1 Share Original Issue Price (as applicable), plus any declared but unpaid dividends thereon, less any amount previously paid in preference in respect of such Preferred C Share or Preferred C-1 Share (as applicable) pursuant to this Article 10.2.1 and (y) the amount that would have been paid in respect of such Preferred C Share or the Preferred C-1 Share (as applicable), if all such series of Preferred C Shares or the Preferred C-1 Shares (as applicable) had been converted into Ordinary Shares immediately prior to such Distribution Event (the

“Preferred C Preference”). If upon any such Distribution Event, the Distributable Proceeds shall be insufficient to pay the holders of Preferred C Shares and Preferred C-1 Shares the full amount of the Preferred C Preference, the Distributable Proceeds shall be distributed among the holders of Preferred C Shares and Preferred C-1 Shares on a pro rata basis in proportion to the respective amounts which would otherwise be payable in respect of the Preferred C Shares and Preferred C-1 Shares held thereby, on a pari passu, as-converted basis, if the Preferred C Preference was paid in full.

10.2.2.

Second, after the payment of the Preferred C Preference in full, the holders of Preferred B Shares shall be entitled to receive on a pro rata basis among such holders of Preferred B Shares, prior to and in preference to any distribution of any Distributable Proceeds to the holders of Ordinary Shares, Preferred Seed Shares and Preferred A Shares, by reason of their ownership thereof, in respect of each Preferred B Share held thereby an amount per such Share equal to an amount equal to the greater of: (x) 100% of the Preferred B Original Issue Price, plus any declared but unpaid dividends thereon, less any amount previously paid in preference in respect of such Preferred B Share pursuant to this Article 10.2.2 and (y) the amount that would have been paid in respect of each Preferred B Share, if all Preferred B Shares had been converted into Ordinary Shares immediately prior to such Distribution Event (the “Preferred B Preference”). If upon any such Distribution Event, the remaining Distributable Proceeds following the payment in full of the Preferred C Preference shall be insufficient to pay the holders of Preferred B Shares the full amount of the Preferred B Preference, such remaining Distributable Proceeds shall be distributed among the holders of such Preferred B Shares on a pro rata basis in proportion to the respective amounts which would otherwise be payable in respect of the Preferred B Shares held thereby, on a pari-passu, as-converted basis, if the Preferred B Preference was paid in full.

10.2.3.

Third, after the payment of the Preferred C Preference and the Preferred B Preference in full, the holders of Preferred Seed Shares and Preferred A Shares shall be entitled to receive on a pro rata pari passu basis among such Preferred Shareholders, prior to and in preference to any distribution of any of such Distributable Proceeds to the holders of Ordinary Shares by reason of their ownership thereof, in respect of each Preferred Seed Shares and Preferred A Share held thereby an amount per such Share equal to an amount equal to the greater of: (x) 100% of the applicable Original Issue Price of each such Share, plus any declared but unpaid dividends thereon, less any amount previously paid in preference in respect of such Preferred Share pursuant to this Article 10.2.3 and (y) the amount that would have been paid in respect of each Preferred Seed Shares or Preferred A Shares, if all such series of Preferred Seed Shares or Preferred A Shares, respectively, had been converted into Ordinary Shares immediately prior to such Distribution Event (the “Preferred A and Seed Preference”, and together with the Preferred C Preference and the Preferred B Preference, the “Preferred Preference”). If upon any such Distribution Event, the remaining Distributable Proceeds following the payment in full of the

Preferred C Preference and the Preferred B Preference shall be insufficient to pay the holders of Preferred Seed Shares and Preferred A Shares the full amount of the applicable Preferred A and Seed Preference, such remaining Distributable Proceeds shall be distributed among the holders of such Preferred Seed Shares and Preferred A Shares shall share on a pro rata basis in proportion to the respective amounts which would otherwise be payable in respect of the applicable Preferred Seed Shares and Preferred A Shares held thereby, on a pari-passu, as-converted basis, if the Preferred A Preference was paid in full.

10.2.4.

Fourth, after the payment of the respective Preferred Preference in full, the remaining Distributable Proceeds shall be distributed among the holders of Ordinary Shares, on a pro-rata pari-passu basis, based on the number of Ordinary Shares (excluding Ordinary Shares issuable upon conversion of Preferred Shares) held by each such holder.

In any Distribution Event (including for the purpose of calculating whether Distributable Proceeds to which the holders of Preferred Shares are entitled to have exceeded the Preference Amount under this Article 10.2), if any of the Distributable Proceeds shall be payable in future payments to be made pursuant to contingency provisions (i.e. earn-out payments and other contingent payments, but excluding any “time based” escrow amounts (i.e. amounts placed in escrow to indemnify the purchaser against breach of representations and warranties and customary covenants, that are released from escrow based on a defined time period that has elapsed)) (“Contingent Payment”)) (the Distributable Proceeds after exclusion of such amounts, the “Initial Consideration”), the purchase agreement or plan of merger or consolidation for such transaction shall provide that (a) the Initial Consideration shall be allocated in accordance with Article 10.2 above, and (b) thereafter, any Contingent Payment which becomes payable to the Shareholders (or the Company, as applicable) that is actually paid to the Shareholders or the Company, shall be allocated among the Shareholders in accordance with this Article 10.2 after taking into account the previous actual payment of the Initial Consideration and the Contingent Payment as part of the same transaction.

10.2.5.	In the event that the requirements of this Article 10.2 are not complied with in connection with a proposed liquidation or Deemed Liquidation, the Company shall forthwith either:

10.2.5.1.	cause the closing of the Distribution Event to be postponed until such time as the requirements of this Article 10.2 have been complied with; or

10.2.5.2.

cancel the Distribution Event, in which event the rights, preferences and privileges of the Preferred Shares shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice given with respect of such event.

10.2.6.

Whenever the distribution provided for in this Article 10.2 shall be payable in equity securities or property other than cash, the value of such distribution shall be the fair market value of such equity securities or property as reasonably determined in good faith by the Board of Directors (including the affirmative vote of at least one (1) Preferred Director), provided, however, that any publicly-traded equity securities to be distributed to Shareholders in a Distribution Event shall be valued as follows:

10.2.6.1.

If the Equity Securities are then traded on a national equity securities exchange or the Nasdaq Stock Market (or similar national quotation system), then the value of the equity securities shall be deemed to be the average of the closing prices of the Equity Securities on such exchange or system over the thirty (30) trading-day period ending five (5) trading days prior to the distribution.

10.2.6.2.

If the equity securities are actively traded over-the-counter, then the value of the equity securities shall be deemed to be the average of the closing bid prices of the equity securities over the thirty (30) trading-day period ending five (5) trading days prior to the distribution. The NIS equivalent of the U.S. dollar value of any distribution under this Article 10.2 shall be determined in accordance with the representative rate of exchange last published by the Bank of Israel prior to the date of the making of the distribution. In the event of a merger or other acquisition of the Company by another entity, the distribution date shall be deemed to be the date on which such transaction closes.

10.2.7.

Notwithstanding anything else to the contrary, the Preferred Majority may waive treatment of a Distribution Event in accordance with Article 10.2, in which case all Distributable Proceeds shall be distributed to all Shareholders on a pro-rata pari-passu basis, based on the number of Ordinary Shares held by each Shareholder on an as-converted basis; provided that the consent of the Preferred C Majority shall also be required for such waiver if the Distributable Proceeds to the holders of the Preferred C Shares and Preferred C-1 Shares with respect to each Preferred C Share and Preferred C-1 Share held by such holders pursuant to such distribution to all Shareholders on a pro-rata pari-passu basis, based on the number of Ordinary Shares held by each Shareholder on an as-converted basis, would be less than the Distributable Proceeds to the holders of the Preferred C Shares and Preferred C-1 Shares with respect to each Preferred C Share and Preferred C-1 Share held by such holders pursuant to Article 10.2.1(x).

10.3.	Conversion Rights.

10.3.1.

Right to Convert. Subject to the applicable provisions of the Companies Law, each Preferred Share shall be convertible at the option of the holder thereof, at any time after the date of issuance of such share, into such number of duly and validly issued, fully paid and non-assessable Ordinary Shares as is determined by dividing the Original Issue Price for such Preferred Share by the Conversion Price (as defined below) at the time in effect for such Share (the “Conversion Ratio”). The initial conversion price with respect to each Preferred Share shall be the Original Issue Price therefor; provided that the conversion price shall be subject to adjustments as provided below (as may be adjusted, the “Conversion Price”).

10.3.2.

Automatic Conversion. Each Preferred Share shall automatically be converted, without payment of additional consideration by the holder thereof, at the then applicable Conversion Ratio (subject to adjustment as set forth below) into Ordinary Shares immediately upon the earlier to occur of: (a) a Qualified IPO; or (b) written consent or written agreement of the Preferred Majority, provided, however, that with respect to the foregoing (b), the consent of the Preferred C Majority will also be required to effect the automatic conversion of all Preferred C Shares and Preferred C-1 Shares into Ordinary Shares (i) if the conversion is made in connection with, or immediately prior to, a Distribution Event, in case the Distributable Proceeds actually paid to the holders of the converted Preferred C Shares and Preferred C-1 Shares in respect of the Ordinary Shares issued upon conversion thereof are lower than the Distributable Proceeds to the holders of the Preferred C Shares and Preferred C-1 Shares with respect to each Preferred C Share and Preferred C-1 Share held by such holders pursuant to Article 10.2.1(x) or (ii) if the conversion is made independently of a Distribution Event, in the event that the aggregate fair market value of the Ordinary Shares issued to the holders of Preferred C Shares and Preferred C-1 Shares upon conversion of each Preferred C Share and Preferred C-1 Share held thereby, equals an amount lower than the Original Issue Price of the Preferred C Share and Preferred C-1 Share, respectively; provided however, that such consent of the Preferred C Majority shall not be required if such automatic conversion is effected within and as part of a Recapitalization Round. The fair market value of the Ordinary Shares issued upon conversion of the Preferred C Shares and Preferred C-1 Shares for the purpose of this Article 10.3.2 shall be determined in good faith by the Board of Directors, provided, however, that if the holders of the Preferred C Majority contest such determination, the Board of Directors shall appoint a third party appraiser, whose determination of the fair market value shall be final.

10.3.3.

Mechanics of Conversion. Before any Shareholder shall be entitled to convert any of the Preferred Shares held thereby into Ordinary Shares, such holder shall give the Company written notice of its election to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Article 10.3.2(a) above) and shall surrender to the Company at the Office the share certificate or certificates therefore, duly endorsed (or an affidavit of loss or destruction provided thereto by the Company). As soon as practicable after receipt of such Shareholder’s written notice, the Company shall issue and deliver to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid and pay all declared but unpaid dividends on the Preferred Shares covered. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the share certificates (or an affidavit of loss or destruction) evidencing the Preferred Shares to be converted (except that in the case of an automatic conversion pursuant to Article 10.3.2(a) above, such conversion shall be deemed to have been made immediately prior and conditional upon the Qualified IPO), and the persons entitled to receive the Ordinary Shares upon such conversion, shall be treated for all purposes as the record holders of such Ordinary Shares as of such date. If the conversion is pursuant to Article 10.3.2(a) above, then the conversion shall be deemed to have taken place automatically regardless of whether the certificates representing such Preferred Shares have been surrendered to the Company, but from and after such conversion, any such certificate not surrendered to the Company, shall be deemed to evidence solely the Ordinary Shares received upon such conversion, and the right to receive a certificate for such Ordinary Shares.

10.3.4.	Adjustments to the Conversion Price for Anti-Dilution Purposes.

10.3.4.1.

In the event that the Company, at any time or from time to time after the date of the Closing, issues any New Securities, for a consideration per share lower than the applicable Conversion Price of the Preferred Shares in effect on the date of and immediately prior to such issuance (including issuances for no consideration) (the “Reduced Issuance Price”), then in such event the Conversion Price then in effect for the respective series of Preferred Shares shall, if applicable, be reduced, concurrently with such issuance, to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the total number of Ordinary Shares in the Company immediately prior to such issuance on a fully diluted, as converted basis (assuming full conversion and exercise of all then outstanding convertible or exercisable Equity Securities) plus the number of Ordinary Shares that the aggregate consideration received by the Company for the issuance of New Securities would purchase at the pre-adjustment Conversion Price; and the denominator of which shall be the total number of Ordinary Shares in the Company immediately prior to such issuance on a fully diluted, as converted basis (assuming full conversion and exercise of all then outstanding convertible or exercisable Equity Securities), plus the number of such New Securities.

10.3.4.2.

In the event that the New Securities issued by the Company at a Reduced Issuance Price are rights, options or warrants to purchase Equity Securities, or Equity Securities of any type whatsoever that are convertible into, or exchangeable for, Equity Securities (“Convertible Securities”), then: (i) no further adjustment to such applicable Conversion Price shall be made upon the subsequent issuance of shares upon the exercise or conversion of such Convertible Securities, pursuant to their terms; provided that one adjustment is made in accordance with Article 10.3.4.1 above. Notwithstanding the above, for any increase or decrease in the number of Ordinary Shares issuable or in the consideration payable to the Company upon such exercise, conversion and/or exchange, then becoming effective, the Conversion Price computed upon the original issue of such Convertible Securities (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Convertible Securities. Notwithstanding the foregoing, no readjustment pursuant to this Sub-Article (i) shall have the effect of increasing the Conversion

Price to an amount which exceeds the lower of: (a) the applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Convertible Securities; or (b) the applicable Conversion Price that would have resulted from any issuances of New Securities (other than deemed issuances of New Securities as a result of the issuance of such Convertible Securities) between the original adjustment date and such readjustment date; (ii) if such Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of shares issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof, and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Convertible Securities; and (iii) upon the expiration or termination of any such Convertible Securities which shall not have been exercised or converted, such applicable Conversion Price shall be readjusted (but to no greater extent than originally adjusted, and any subsequent adjustments based thereon) in order to eliminate from the adjustment the effect of any such New Securities as shall have expired or terminated, and adjust only to the extent of such New Securities actually issued, if any, and the consideration actually received by the Company therefore. Adjustments as a result of the issuance of Convertible Securities that by their terms provide for multiple conversion and/or exercise scenarios (e.g. convertible loans) shall be deferred and be effected only upon the actual conversion and/or exercise of such Convertible Securities, to the extent that issuance of New Securities thereunder is at a Reduced Issuance Price.

10.3.4.3.

For the purpose of making any adjustment required under this Article 10.3.4, the consideration received by the Company for any issue or sale of Equity Securities shall: (x) to the extent it consists of cash, be computed at the gross amount of cash received by the Company in consideration for such issuance or sale; (y) to the extent it consists of property other than cash, be computed at the fair market value of that property as determined in accordance with Article 10.2.6; and (z) if New Securities or rights or options to purchase New Securities are issued or sold together with other shares or Equity Securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors, to be allocable to such New Securities or rights or options. If New Securities and/or rights or options to purchase New Securities are issued to any acquirer thereof, or to an acquirer thereof and one or more of its Affiliates, in a single transaction or series of related transactions, in different prices per share, then the effective price(s) for such issuance(s) or deemed issuance(s) of New Securities will be determined on a broad-based, weighted-average basis for all New Securities and/or rights or options so issued in substantially the same manner as provided above with respect to the Preferred Shares.

10.3.5.	Adjustments to the Conversion Price for Splits and Combinations.

10.3.5.1.

Should the Company at any time or from time to time fix a record date for the effectuation of a split, subdivision or similar recapitalization events of the outstanding Ordinary Shares or for the determination of the outstanding Ordinary Shares entitled, directly or indirectly, to receive a dividend or other distribution payable in additional Ordinary Shares without payment of any consideration by such holder for the additional Ordinary Shares, then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Shares shall be appropriately decreased to ensure no dilution takes place such that the number of Ordinary Shares issuable on conversion of each such Share shall be increased in proportion to such increase of the aggregate number of Ordinary Shares outstanding.

10.3.5.2.

If the number of Ordinary Shares outstanding at any time is decreased by a combination of the outstanding Ordinary Shares, reverse stock split, or similar recapitalization events then, following the record date of such combination or reverse stock split, the Conversion Price of the Preferred Shares shall be appropriately increased to ensure no dilution takes place such that the number of Ordinary Shares issuable on conversion of each such Share shall be decreased in proportion to such decrease in the aggregate number of Ordinary Shares outstanding.

10.3.6.

Other Distributions. Without derogating from Article 10.2 above, in the event the Company shall declare a distribution payable in Equity Securities of other corporations, evidences of indebtedness issued by the Company or other corporations, assets (excluding cash dividends) or options or rights not referred to in Article 10.3.5 above, then, in each such case for the purpose of this Article, the Preferred Shareholders shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Ordinary Shares of the Company into which their Preferred Shares are convertible as of the record date fixed for such distribution.

10.3.7.

Adjustments to the Conversion Price Upon Recapitalization Events. Without derogating from Article 10.2 above, if at any time or from time to time there shall be a recapitalization or exchange of the Ordinary Shares (other than as provided for elsewhere in this Article 10.3 or Article 10.2 above), provision shall be made so that the Preferred Shareholders shall thereafter be entitled to receive, upon conversion of the Preferred Shares held thereby, the number of shares or other Equity Securities or property of the Company or otherwise, which an Ordinary Shareholder deliverable upon conversion immediately prior to such recapitalization or exchange would have been entitled to receive on such recapitalization or exchange.

In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 10.3 with respect to the rights of such Preferred Shareholders after the recapitalization to the end that the provisions of this Article 10.3 (including adjustment of the respective Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Shares) shall be applicable after that event as nearly equivalently as may be practicable.

10.3.8.

No Impairment. Notwithstanding anything to the contrary in these Articles, the Company will not, without the consent of the Preferred Majority, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of Equity Securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Article 10.3 by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 10.3 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights under this Article 10.3 of the Preferred Shareholders against impairment. Notwithstanding the foregoing, (i) in the event that the Company issues New Securities (including Equity Securities that are exempted under sub-section (j) of the definition of “Exempted Securities”) at a Reduced Issuance Price in which the anti-dilution rights set forth in Article 10.3.4 are or would otherwise be triggered, the Company will not, without the prior written consent of the Shareholders holding 80% (eighty percent) or more of the issued and outstanding Preferred Shares, voting together as a single class on an as converted basis, avoid or seek to avoid the observance or performance of the anti-dilution rights set forth in Article 10.3.4 and (ii) in the event that the Company issues New Securities (including Equity Securities that are exempted under sub-section (j) if the definition of “Exempted Securities”) at a Reduced Issuance Price in which the anti-dilution rights set forth in Article 10.3.4 are or would otherwise be triggered with respect to the Preferred C Shares then the Company will not, without the prior written consent of Preferred C Majority, avoid or seek to avoid the observance or performance of the anti-dilution rights set forth in Article 10.3.4; provided that such prior written consent of the Preferred C Majority shall not be required if avoiding the observance or performance of such anti-dilution rights is effected within and as part of a Recapitalization Round.

10.3.9.

No Fractional Shares and Certificates as to Adjustments. No fractional shares shall be issued upon conversion of Shares, and the number of Ordinary Shares to be issued shall be rounded to the nearest whole share.

10.3.10.

Certificate as to Adjustment. Upon the occurrence of each adjustment of the applicable Conversion Prices pursuant to this Article 10.3, the Company, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each Preferred Shareholder holding Shares of which the Conversion Price has been so adjusted, certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Company shall, upon the reasonable written request at any time of any Preferred Shareholder, furnish or cause to be furnished to such holder a like certificate setting forth: (a) such adjustment; (b) the respective Conversion Price in effect at the time; and (c) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Shares held thereby.

10.3.11.

Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of Equity Securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other Equity Securities or property, or to receive any other right, the Company shall mail to each holder of Preferred Shares, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

10.3.12.

Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holder of such Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes. Without derogating from the aforesaid, in the event that in the opinion of the Company’s legal counsel, any conversion of Preferred Shares shall require additional shareholders’ resolutions or consents, each Shareholder shall execute any such document and/or resolutions reasonably necessary to effectuate such conversion.

10.3.13.

Taxes. The Company shall pay any and all issue and other similar taxes (other than income or capital gain taxes) that may be payable in respect of any issuance or delivery of Ordinary Shares upon conversion of Preferred Shares pursuant to this Article 10.3. For clarification, the Company shall not be obligated to pay any transfer taxes resulting from any transfer of securities requested by any holder in connection with any such conversion.

11.	SPECIAL RIGHTS; MODIFICATIONS OF RIGHTS.

11.1.

Subject to the provisions of these Articles, including, without limitation, the provisions of Article 45 and the applicable provisions of the Companies Law, the Company may, from time to time, issue shares with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution.

11.2.

Subject to any special majority requirements provided in these Articles, if at any time the Company’s share capital is divided into different classes of shares, the Company may modify, convert, broaden, add or otherwise alter the rights, privileges, advantages, restrictions and provisions related at that time to the shares of any class by a resolution passed at a general meeting of the holders of all such shares as one class, provided that in addition to any other special majority requirement provided for in these Articles, including, without limitations, pursuant to Article 45, subject to Article 11.4 below, any modification to the rights, preferences, privileges or powers of a specific class of shares which (A) would adversely alter or change the rights, preferences, privileges or powers attached to such specific class of shares, which alteration or change does not apply to the other classes of shares of the Company in the same manner and with the same effect or (B) improve such rights without improving in the same manner the rights of the other classes of shares of the Company, shall require the consent in writing or the sanction of a resolution of a separate general meeting of the holders of more than fifty percent (50%) of the issued and outstanding shares of such class of shares (including shares held by Shareholders holding, in addition, shares of other classes in the Company) which were so adversely altered or changed, in the case of clause (A) above, or not improved, in the case of clause (B) above. For the avoidance of doubt, the Shareholders intend to avoid any legal proposition relating to an “interest vote” and all votes are to be based on the class of shares held by shareholders and shall not be determined according to the economic interests associated with a specific class of shares or the fact that a certain shareholder may hold more than one class of shares. Thus, for example, any resolution required to be adopted pursuant to these Articles by a separate general meeting of a certain class of shares, shall be voted upon and adopted by the holders of such class entitled to vote thereon (without excluding shares held by Shareholders holding, in addition, shares of other classes in the Company) and no holder of a certain class shall be banned from participating and voting in a separate general meeting of such class by virtue of being a holder of more than one class of shares of the Company, irrespective of any conflicting interests that may exist between such different classes of shares. Anything contained herein to the contrary notwithstanding, subject to any applicable law, a Shareholder shall not be required to refrain from participating in the discussion or voting on any resolution concerning the modification or abrogation of the rights attached to any class of shares held by such Shareholder, due to the fact that such Shareholder may benefit in one way or another from the outcome of such resolution; e.g. a Shareholder shall be entitled to vote on the modification of rights attached to shares held by such Shareholder in a way that may benefit such holder either directly or indirectly (such as in the case of an increased financial value gained by virtue of such change).

11.3.

The provisions of these Articles relating to General Meetings of the Shareholders, to the convening thereof, notices in respect of and resolutions to be passes thereat, shall mutatis mutandis, apply to any separate general meeting of the holders of the shares of a particular class.

11.4.

Unless otherwise provided by these Articles, including, without limitation, subject to the provisions of Article 45, the enlargement, or increase in the number of authorized share capital, of an existing class of shares, or the issuance or allotment of additional shares thereof, or the creation of a new class of shares ranking pari passu with an existing class of shares or superior to any existing class of shares, shall not be deemed, for purposes of this Article 11, in and of itself, to modify, convert, broaden, add, or abrogate or otherwise alter the rights, privileges, advantages, restrictions and provisions related at that time attached to the previously issued shares of such class or of any other class.

11.5.

Without derogating from the protective provisions set forth in Article 45 and any other special majority requirements provided in these Articles. to the maximum extent permitted under applicable law, and unless otherwise explicitly provided by these Articles, all shareholders of the Company shall vote together as a single class on any matter presented to the shareholders and all matters shall require the approval by the holders of a simple majority.

11.6.	[Reserved].

11.7.

Notwithstanding the provisions of Section 20(c) of the Companies Law, except as otherwise specifically set forth in these Articles, in the event that the rights, powers and privileges of all Preferred Shares shall be identical (other than with respect to the priority in distribution of one class of such shares over another, if any): (a) such shares will be deemed to be one class; and (b) unless specifically set forth in these Articles, a separate class vote of such Shares shall not be required in order to amend or waive the rights, preferences, privileges and restrictions granted to and imposed upon such Shares.

11.8.

Subject to the other provisions of these Articles, in the event that an amendment, change or modifications to any, or all, of the rights, powers and privileges attached to Equity Securities issued by the Company can be accomplished both by way of an amendment to these Articles or by way of a proceeding under a scheme of arrangement or similar procedure under sanction of a court of competent jurisdiction pursuant to Section 350 of the Companies Law, the Shareholder agree to affect such an amendment, change or modification through the change of Articles and not via an appeal to the court, and such change shall not require any class votes (except as otherwise expressly stated in these Articles).

12.	SHARE CERTIFICATES

12.1.	Share certificates shall be issued under the stamp of the Company and shall bear the signature(s) of a Director and/or of any other person or persons authorized thereto by the Board of Directors.

12.2.

Each Shareholder shall be entitled to one numbered certificate for all the shares of any class registered in his name, and if the Board of Directors so approves, to several certificates, each for one or more of such Shares. Each certificate may specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon.

12.3.	A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Registrar of Shareholders in respect of such co-ownership.

12.4.

If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee (if any), and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors may think fit.

12.5.	The Company shall not issue bearer share certificates which grant the bearer rights in the shares specified therein.

13.	REGISTERED HOLDER.

Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in such share on the part of any other person.

14.	ALLOTMENT OF SHARES.

Subject to and in addition to any other special majority requirement set forth in these Articles, including, without limitation, pursuant to the provisions of Article 45, the Company’s Shares, other than the issued and outstanding shares, shall be under the control of the Board of Directors, who shall have the power to allot Shares, up to the limit of the Company’s registered share capital, or otherwise dispose of them to such persons, on such terms and conditions (including inter alia terms relating to calls as set forth in Article 17 herein), and either at par or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board of Directors may think fit, and the power to give to any person the option to acquire from the Company any shares, either at par or at a premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board of Directors may think fit. Such issuance may be made in cash, cash equivalents or for in kind consideration.

15.	PRE-EMPTIVE RIGHTS.

15.1.

Prior to the consummation of an IPO, if the Company proposes to issue or sell any New Securities, the Company shall grant, prior to such issuance, to each Entitled Holder the right to purchase its pro-rata share of the New Securities, on the terms set forth in this Article 15. For purposes of this Article 15 an Entitled Holder’s “pro-rata share”, shall mean the product obtained by dividing the number of Ordinary Shares held by such Entitled Holder immediately prior to the issuance of the New Securities (assuming the conversion of all Preferred Shares into Ordinary Shares and calculated on an as-converted basis) by the total number of all Ordinary Shares held by all Shareholders immediately prior to the issuance of New Securities (assuming the conversion of all Preferred Shares into Ordinary Shares and calculated on an as-converted basis).

15.2.

In the event the Company proposes to issue New Securities, it shall give each Entitled Holder written notice (the “Primary Rights Notice”) of its intention, describing the type of New Securities, their price and the terms upon which the Company proposes to issue the same. Each Entitled Holder shall have fourteen (14) days from the date on which such notice is delivered to it to inform the Company of its desire to purchase all or any part of its pro rata share of such New Securities, upon the terms and conditions specified in the Primary Rights Notice, by giving a written notice (the “Primary Rights Response”) to the Company and stating therein the maximum amount of New Securities desired to be purchased by it.

15.3.

Any Entitled Holder who does not inform the Company in writing within the said fourteen (14) days of its decision to exercise its preemptive rights hereunder shall be considered as waiving its preemptive rights hereunder. Any Entitled Holder informing the Company of its decision to exercise its preemptive rights hereunder shall be obligated to purchase the number of shares specified in its Primary Rights Response.

15.4.

In the event the Entitled Holders fail to exercise fully the preemptive right within the said period of fourteen (14) days, the Company shall have ninety (90) days thereafter to sell to any third party the remainder of the New Securities with respect to which the Entitled Holders’ preemptive rights were not exercised, at a price and upon terms no less favorable to the Company than specified in the Company’s Primary Rights Notice. If the Company does not enter into an agreement for the sale of such New Securities within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Entitled Holders in accordance herewith.

15.5.	Section 290(a) of the Companies Law shall not apply to the Company.

15.6.

Anything to the contrary notwithstanding, in the event that the Board, after consultation with legal counsel, determines that offering preemptive rights to the Entitled Holders (in accordance with the provisions of this Article 15 or otherwise) without a prospectus may reasonably be expected to lead to a breach or violation of any applicable securities laws or regulations, then the pre-emptive right shall be granted only to those Entitled Holders whose inclusion is exempted from the applicable provisions of the securities laws plus up to no more than such number of Entitled Holders whose inclusion shall not result in the above breach or violation, with the Entitled Holders holding more shares (aggregated pursuant to Article 1.7) having preference over those holding less shares.

15.7.

In order to protect the interests of the Company in preserving the confidentiality of its non-public information and ensuring that financial, commercial and other proprietary non-public information of the Company (collectively, “Company Confidential Information”) is not at risk of disclosure, and subject to any applicable law, the shareholders of the Company acknowledge that the Board may adopt certain guidelines and arrangements for disclosure of Company’s information (as may be amended by the Board in its sole discretion from time to time). Anything to the contrary notwithstanding subject to the applicable law, the Company will provide only the information set forth in Primary Rights Notice and will not be obligated to: (a) issue a private placement memorandum, information statement or similar document or; (b) present any projections, looking forward information, or any other information regarding the Company its business, assets, properties, affairs, operations or prospects.

15.8.

Notwithstanding anything to the contrary in these Articles, in the event the pre-emptive rights set forth in these Article 15 are waived with respect of any issuance of New Securities (either by way of consent of the Preferred Majority to classify such securities as “Exempted Securities” or otherwise), and any Entitled Holder that is part of the foregoing majority shall be given the right to purchase such exempted New Securities, then all Entitled Holders shall be given the right to purchase such New Securities on the same basis (i.e., the same percentage out of their respective pro-rata share of such New Securities as the percentage that such Entitled Holder is entitled to purchase out of its respective pro-rata share of such New Securities (and, if applicable, the New Securities to be purchased by the applicable Entitled Holder shall be reduced accordingly)).

16.	PAYMENT IN INSTALLMENTS.

If by the terms of allotment of any share, the whole or any part of the price thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder(s) of the share of the person(s) entitled thereto.

17.	CALLS ON SHARES.

17.1.

The Board of Directors may, from time to time make such calls as it may think fit upon Shareholders in respect of any sum unpaid in respect of shares held by such Shareholders which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such time(s) may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

17.2.

Notice of any call shall be given in writing to the Shareholder(s) in question no less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the person to whom such payment shall be made; provided that before the time for any such payment, the Board of Directors may, by notice in writing to such Shareholder(s), revoke such call in whole or in part, extend such time, or alter such person and/or place. In the event of a call payable in installments, only one notice thereof need be given.

17.3.

If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Board of Directors and of which due notice had been given, and all the provisions herein contained with respect to such calls shall apply to each such amount.

17.4.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

17.5.

Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debit rate charged by leading commercial banks in Israel), and at such time(s) as the Board of Directors may prescribe.

17.6.	Upon the allotment of shares, the Board of Directors may provide for differences among the allottees of such shares as to the amount of calls and/or the times of payment thereof.

18.	PREPAYMENT.

With the approval of the Board of Directors, any Shareholder may pay to the Company any amount not yet payable in respect of his shares, and the Board of Directors may approve the payment of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 18 shall derogate from the right of the Board of Directors to make any call before or after receipt by the Company of any such advance.

19.	FORFEITURE AND SURRENDER.

19.1.

If any Shareholder fails to pay any amount payable in respect of a call, or interest thereon as provided for herein, on or before the day fixed for payment of the same, the Company, by resolution of the Board of Directors, and subject to the provisions of Section 181 of the Companies Law, may at any time thereafter, so long as the said amount or interest remains unpaid, forfeit all or any of the shares in respect of which said call had been made. Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys’ fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

19.2.

Upon the adoption of a resolution of forfeiture, the Board of Directors shall cause notice thereof to be given to such shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than fourteen (14) days and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited; provided that, prior to the expiration of such period, the Board of Directors may nullify such resolution of forfeiture, but no such nullification shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

19.3.	Whenever shares are forfeited as herein provided, all dividends theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

19.4.	The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.

19.5.

Any share forfeited or surrendered as provided herein shall become dormant shares (as defined in Section 308 of the Companies Law), and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of as the Board of Directors thinks fit.

19.6.

Any Shareholder whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 17.5 above, unless such shares were sold by the Company, and the Company shall have received in full the amounts specified above in addition to any additional costs of such sale of shares, and the Board of Directors, in its discretion, may enforce the payment of such moneys, or any part thereof, but shall not be under any obligation to do so. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing by the shareholder in question (but not yet due) in respect of all shares owned by such shareholder, solely or jointly with another, and in respect of any other matter or transaction whatsoever.

19.7.

The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it thinks fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 19.7.

20.	LIEN.

20.1.

Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each Shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for the call on shares made by the Board of Directors, in respect of unpaid sum relating to shares held by such Shareholder. Such lien shall extend to all dividends from time to time declared in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall not be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

20.2.

The Board of Directors may cause the Company to sell any shares subject to such lien when any such debt, liability or engagement has matured, in such manner as the Board of Directors may think fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such shareholder, his executors or administrators.

20.3.

The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such Shareholder (whether or not the same have matured), or any specific part of the same (as the Company may determine), and the residue (if any) shall be paid to the shareholder, his executors, administrators or assigns.

21.	SALE AFTER FORFEITURE OR SURRENDER OR IN ENFORCEMENT OF LIEN.

Upon any sale of shares after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint any person to execute an instrument of transfer of the shares so sold and cause the purchaser’s name to be entered in the Register of Shareholders in respect of such shares, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the Register of Shareholders in respect of such shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

22.	REDEEMABLE SHARES.

22.1.	The Company may, subject to applicable law, issue redeemable shares and redeem the same.

22.2.

Without limitation of Article 22.1 above, in the event that the Company issues Equity Securities while the purchase price thereof is not being paid to the Company in full upon issuance (or if the issuance of such Equity Securities is contingent, upon the completion of such contingencies) of such Equity Securities, then, unless otherwise determined by the Board at any time, such Equity Securities shall be considered redeemable shares. As long as the purchase price of such redeemable shares has not been paid in full to the Company, including all interest accrued thereon in accordance with the terms of issuance, then in the event of a failure, for any reason whatsoever, by the Shareholder to pay any portion of the remaining balance of the purchase price, including all interest accrued thereon, such redeemable shares may be redeemed by the Company, in whole or in part, at any time and from time to time, for no consideration whatsoever, other than any amount previously paid in cash to the Company by such Shareholder on account of the purchase price thereof, it being clarified that any amount of purchase price deemed paid to the Company by the Shareholder by offset of dividends paid or payable on account of the respective Equity Securities shall not be deemed to have been paid by the Shareholder to the Company and shall not be required to be repaid to the

Shareholder upon redemption. The redemption shall be effected by notice from the Company to the Shareholder, shall not require any further action of the Shareholder, and in such event the Company may cancel any share certificates issued with respect to such Equity Securities that have been redeemed and may reflect such redemption in the shareholders register. If the right of redemption is effected as set forth herein, then from the date of redemption, the holder of the redeemed shares, and its successors, heirs and representatives shall cease to be entitled to any rights or privileges of a shareholder of the Company with respect to the redeemed shares, whether under any agreement, the Articles or any applicable law, and the Company shall become the legal and beneficial owner of these shares and all rights and interests therein or relating thereto. Any redeemed shares shall become dormant shares (as defined in the Companies Law), and may be sold, re-allotted or otherwise disposed of as the Board may deem fit. The right of redemption shall apply to all securities issued with respect to the redeemed shares pursuant to any share dividend, recapitalization, reclassification or similar transaction.

TRANSFER OF SHARES

23.	EFFECTIVENESS AND REGISTRATION.

23.1.

Until an IPO or a Deemed Liquidation, no Transfer of Equity Securities in the Company, shall be effective unless (a) such Transfer (with the exception of transfers to Permitted Transferees) has been approved by the Board subject to the limitations set forth in Article 23.2; and (b) such Transfer is effected in compliance with the provisions of these Articles; and (c) if the Transfer is of shares, such Transfer is recorded in the Company’s Register; and (d) the transferee has assumed in writing all of the transferor’s outstanding obligations and commitments (if any) as a Shareholder in the Company. The Shareholders acknowledge that for a specific Person who may want to sell its shares, such a provision may be deemed to impact the value of his or her shares, yet the limitations set forth herein are for the benefit of the Company. The Company shall record such Transfer in its Register only if effected in accordance with all applicable requirements under these Articles. The Company shall refuse to register a Transfer of shares in the event that such a Transfer is in violation of these Articles and/or any applicable law.

23.2.

The Board may refuse to register a Transfer of Shares under reasonable grounds, as determined thereby in good faith; provided that the Board provides the refused party a notice containing in reasonable details the reason for such refusal. For the avoidance of any doubt, the approval of the Board for any such transfer of shares shall not be unreasonably withheld or delayed.

23.3.

The Shareholders acknowledge that the Transfer of Equity Securities prior to a Deemed Liquidation or an IPO may not be in the best interest of the Company and in order to ensure compliance with the provisions of these Articles concerning the limitation on the number of Shareholders, compliance by the Company with laws, rules and regulations affecting the Transfer of its Equity Securities, and in order to protect the interests of the Company in connection with its status as a private company that maintains the confidentiality of its financial statements, and ensuring that financial, commercial and other proprietary information of the Company is not at risk of disclosure, and in order to protect other legitimate interests of the Company (other than in case of death, estate planning, gift to family members or divorce), the Transfer of Ordinary Shares (including without limitation, a Transfer of Ordinary Shares issued to employees, directors, consultants and/or service providers of the Company and/or any of its subsidiaries upon the exercise of any option granted under the Company’s share option plan(s), but excluding such Ordinary Shares resulting from the conversion of Preferred Shares), should be closely monitored and controlled and rarely approved by the Board. The Shareholders further acknowledge the fact that a “secondary market” for private company shares is evolving and Shareholders are offered opportunities to Transfer their shares; the Shareholders determined that any Transfer of such Ordinary Shares, which is not coordinated with the Company will most likely not be in the best interest of the Company (and the Shareholders, taken as a whole) and therefore should be limited to very narrow and specific cases. As such, and in addition to any other provisions set forth in these Articles, the Board: (a) will be entitled, at its sole and absolute discretion (without the obligation to provide information with respect to discussions held by the Board regarding such Transfer or the necessity to justify its resolution), to refuse to approve any Transfer of such Ordinary Shares, and in case of a refusal, any attempt to Transfer such Ordinary Shares (by way of contract, promise, unilateral commitment or otherwise) will be of no force and effect, null and void and disregarded by the Company; and (b) will not allow the Transfer of such Ordinary Shares, unless the Transfer is coordinated with the Company and the Transferee will agree to be bound by the terms of these Articles.

23.4.

Unless otherwise approved by the Board, without limitation of any of the other provisions of these Articles, any Transfer of Ordinary Shares (other than Ordinary Shares resulting from the conversion of Preferred Shares) to a Person who is not: (a) a Permitted Transferee; or (b) then an existing Shareholder; may be effected only if the amount of shares Transferred to each single Transferee (other than to a Permitted Transferee) constitutes at least one percent (1%) of the total issued and outstanding share capital of the Company on a fully diluted as converted basis (the “Minimum Percent”), provided that in the event that a number of Shareholders effect a Transfer of such Ordinary Shares simultaneously and on the same terms and conditions, then for the purposes of the Minimum Percent, all such Ordinary Shares so Transferred may be aggregated, provided further that the Minimum Percent limitation shall not apply to a Transfer of Ordinary Shares held by the Founder, provided such Transfer is effected in accordance with these Articles.

23.5.	All restrictions on Transfer of shares set forth in this Article 23 will terminate immediately upon the closing of the first to occur of: (a) an IPO; or (b) a Deemed Liquidation.

23.6.

Any other provision of these Articles to the contrary notwithstanding, except in connection with a Deemed Liquidation, the Board, in its absolute discretion may not allow a Transfer of shares to any Strategic Investor (as defined below). Any other provision of these Articles to the contrary notwithstanding, except in connection with a Deemed Liquidation, and unless otherwise approved by the Board (which consent shall be obtained in advance and in writing) at its sole and absolute discretion (the “Written Consent”): (a) a Strategic Investor and any Affiliate or Permitted Transferee thereof, shall not be entitled to Transfer, except for Permitted Transfers, onto its name and to its holding and ownership any shares or other Equity Securities from the Company or any holder of such Equity Securities (e.g. any Shareholder, option holder, warrant holder etc.), if as a result of such Transfer such Strategic Investor shall hold, together with its Affiliates or

Permitted Transferees (beneficially or of records): (i) twenty five percent (25%) or more of the Company’s share capital or the voting power represented thereby’ or (ii) fifty percent (50%) or more of the shares of any class of shares of the Company or the voting power represented thereby; (b) each of the Company’s Shareholders shall not Transfer to a Strategic Investor or any Affiliate or Permitted Transferee thereof, any Equity Securities held by such shareholder, if as a result of such Transfer such Strategic Investor shall hold, together with its Affiliates or Permitted Transferees (beneficially or of records): (i) twenty five percent (25%) or more of the Company’s share capital or the voting power represented thereby; or (ii) fifty percent (50%) or more of the shares of any class of shares of the Company or the voting power represented thereby; and (c) the Company shall not issue or sell to a Strategic Investor or any Affiliate or Permitted Transferee thereof, any shares or Equity Securities of the Company, if as a result of such issuance or sale such Strategic Investor shall hold, together with its Affiliates or Permitted Transferees (beneficially or of records): (i) twenty five percent (25%) or more of the Company’s share capital or the voting power represented thereby; or (ii) fifty percent (50%) or more of the shares of any class of shares of the Company or the voting power represented thereby. Such Written Consent (if and to the extent granted) shall specify the terms and conditions pursuant to which a Strategic Investor may be allowed to Transfer, purchase or otherwise be issued shares or other Equity Securities onto his name. For the avoidance of doubt, such Written Consent shall be required for any additional proposed Transfer of shares or Equity Securities to a Strategic Investor, except for Permitted Transfers, even if such Strategic Investor received a Written Consent with respect to the prior Transfer. The term “Strategic Investor” as used herein shall mean any Person that the Board, in its reasonable good faith opinion, expects to materially contribute to the research and development, marketing or commercial abilities of the Company.

23.7.

The instrument of transfer shall be signed by the transferor and the transferee, shall be duly stamped, if required by applicable law, and the transferor shall be considered the owner of the shares until the transferee is registered in the Register of Shareholders in respect of the shares transferred to him. The instrument of transfer of any share shall be in writing, substantially in the following form or as near thereto as possible, or in a usual or accepted form that shall be approved by the Board of Directors:

“I ____________ of _____________ (the “Transferor”) in consideration of value received by me from __________ (the “Transferee”) of _____________ hereby transfer to the Transferee ________ shares, of Otonomo Technologies Ltd., to be held by the Transferee, the executors and administrators of his estate, his custodian and his legal personal representative, under the same conditions under which I myself held them immediately prior to signing this instrument of transfer, and I, the Transferee, hereby agree to accept the above mentioned shares in accordance with the above mentioned conditions.

IN WITNESS THEREOF we hereby affix our signatures this ____ day of __________ 20__.

_____________________	_____________________
The Transferor	The Transferee”

23.8.	The Company may impose a fee for registration of a share transfer, at a reasonable rate as may be determined by the Board of Directors from time to time.

23.9.	The Board of Directors may suspend the registration of transfers during the fourteen (14) days immediately preceding the ordinary general meeting in each year.

23.10.

Instruments of transfer that are registered shall remain in the Company’s possession; however, instruments of transfer which the Board of Directors refuses to register in accordance with this Article 23, shall be returned, on demand, to whomever delivered them along with the share certificate (if delivered).

TRANSMISSION OF SHARES

24.	DECEDENT’S SHARES.

24.1.

The executors and administrators of a deceased sole holder of a share, or, if there are no executors or administrators, the persons beneficially entitled as heirs of a deceased sole holder, shall be the only persons recognized by the Company as having any title to the share. In case of a share registered in the names of two or more holders, the Company shall recognize the survivor or survivors as the only persons having any title to or benefit in the share. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share jointly held by him.

24.2.

Any person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession or such other evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article 24 or of his title, shall subject to the provisions of these Articles, including without limitation, Article 23, be registered as a Shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

24.3.

A person upon whom the ownership of a share devolves by transmission shall be entitled to receive, and may give a discharge for, any dividends or other monies payable in respect of the share but he shall not be entitled in respect of it to receive notices, or to attend or vote at meetings of the Company, or, save as otherwise provided herein, to exercise any of the rights or privileges of a Shareholder unless and until he shall be registered in the Register of Shareholders.

25.	RECEIVERS AND LIQUIDATORS.

25.1.

The Company may recognize the receiver or liquidator of any corporate shareholder in winding up or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, as being entitled to the shares registered in the name of such Shareholder.

25.2.

The receiver or liquidator of a corporate Shareholder in winding up or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, upon producing such evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article 25 or of his title, shall with the consent of the Board of Directors (which the Board of Directors may grant or refuse in its absolute discretion, subject to applicable law), be registered as a Shareholder in respect of such shares after receipt of evidence to the entitlement thereto, as determined by the Board, or may, subject to the regulations and provisions as to transfer herein contained, transfer such shares.

26.	RESTRICTIONS ON TRANSFER OF SHARES BY THE FOUNDER.

26.1.

Until the earlier of an IPO or a Deemed Liquidation (such period shall be referred to hereafter as the “No Sale Period”), the Founder shall be subject to an absolute prohibition on Transfer with respect to any or all of the Ordinary Shares held thereby at the date of the closing of the Series Seed Preferred Share Purchase Agreement (the “Seed Closing”) (the “Subject Shares”) other than: (a) in the context, and upon consummation, of a Deemed Liquidation or an IPO; (b) as part of bone fide estate planning; or (c) as otherwise approved by the Preferred Majority. Notwithstanding the foregoing, commencing as of the third year anniversary of the date of the Seed Closing, the Founder may Transfer not more than ten percent (10%) of the Subject Shares held by him in each period of twelve (12) months thereafter; provided that such Subject Shares are no longer subject to the Repurchase Option (as defined in the Amended and Restated Investors’ Rights Agreement dated as of November ___, 2018 (the “IRA”), between the Company, the Investors (as defined therein) and the Founder, as amended); and provided that Subject Shares not sold by the Founder in a certain year, may be carried forward for sale during subsequent years in excess of the ten percent (10%) limitation; provided further the Founder may Transfer not more than two percent (2%) of the Subject Shares held by him during 2018; and provided further that the aggregate amount of Subject Shares the Founder shall be entitled to Transfer since the formation of the Company and prior to an IPO or to a Deemed Liquidation shall not exceed twenty-five percent (25%) of the number of Subject Shares held by him. Any Transfer of the Subject Shares not made in accordance with this Article 26 shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

26.2.

Subject to the Transfer limitations set forth in Articles 26.1, 27, and 28 herein, and without derogating therefrom, the Founder shall not make any Transfer of Subject Shares, unless: (a) such a Transfer is in compliance with these Articles, as may be amended from time to time, provided that any change of this Article 26, which will have an adverse effect on the Founder, shall only be made with the prior written consent of the Founder and any other agreement governing the subject matter and to which the Founder is subject, as shall be from time to time; and (b) such transferee undertook in advance in writing to be bound by and to be subject to the terms and conditions of the Articles as may be amended from time to time and any other agreement governing the rights and obligations of holders of Ordinary Shares of the Company, as if it was an original party thereunder, and accepts and assumes any and all liabilities and obligations pertaining to holders of Ordinary Shares hereunder and thereunder.

27.	RIGHT OF FIRST REFUSAL.

27.1.

Subject to any terms and conditions contained in these Articles and any ancillary agreement with respect to the Transfer of Equity Securities, the term “Permitted Transfer” shall mean a Transfer to a Permitted Transferee; provided that a Transfer of any Equity Securities pursuant to this Article 27.1 shall only be treated as a Permitted Transfer if the transferee agrees in writing to be bound by the terms and conditions of these Articles and any ancillary agreement with respect to the transferred Equity Securities, and provided further that the transferor undertakes to reacquire the transferred Equity Securities in the event the conditions set forth in this definition ceases to be satisfied.

27.2.

Subject to the provisions of Article 26 and except for Permitted Transfers in accordance with Article 27, if at any time, prior to the earlier to occur of an IPO or a Deemed Liquidation Event, a Shareholder (in this Article 27, the “Selling Shareholder”) desires to Transfer any or all of his, her or its Shares, whether in a voluntary or involuntary Transfer (the “Offered Shares”), such Selling Shareholder shall first give written notice to the Company, which shall promptly thereafter deliver such notice (“Notice of Sale”) to all of the Entitled Holders.

27.2.1.

The Notice of Sale shall state the following: the number of Offered Shares; that the Offered Shares will, upon Transfer, be free of all Liens, that a bona fide offer has been received from a third party; and the price, terms of payment and, to the extent concluded, all other material terms and conditions for the purchase of the Offered Shares (it being understood that such a bona fide offer may be in a non-binding form such as a term sheet, memorandum of understanding, letter of intent or similar form). Upon receipt of the Notice of Sale, the Entitled Holders shall have the right to exercise the option (the “Option”) set forth in Article 27.2.2.

27.2.2.

For a period of fourteen (14) days after receipt of the Notice of Sale, each Entitled Holder may elect to purchase all or a part of its pro rata share of the Offered Shares and shall also have a right of over-allotment such that if any Entitled Holder declines or fails to exercise its right hereunder to purchase its pro-rata share of the Offered Shares, each other Entitled Holder exercising its right of first refusal hereunder may purchase such declining Entitled Holder’s portion, on a pro-rata basis to those Entitled Holders exercising their right of over-allotment.

27.2.3.

An Entitled Holder’s “pro-rata share”, for purposes of this Article 27, is the ratio of the number of Ordinary Shares held by such Entitled Holder immediately prior to the proposed Transfer of the Offered Shares (assuming the conversion of all of the Preferred Shares into Ordinary Shares and calculated on an as-converted basis) in relation to the total number of all Ordinary Shares issued and outstanding immediately prior to the disposition of the Offered Shares (assuming the conversion of all of the Preferred Shares into Ordinary Shares and calculated on an as-converted basis) held by all the Entitled Holders (excluding the Selling Shareholder).

27.2.4.

The Option shall be exercised by delivery of a notice to the Selling Shareholder within fourteen (14) days of receipt of the Notice of Sale, stating its desire to purchase all or a portion of its pro rata share of such Offered Shares, and to the extent applicable, any additional shares as may be available for over-allotment, and stating therein the maximum amount of Offered Shares desired to be purchased. If the Entitled Holder(s) exercised the Option to purchase all but not less than all of the Offered Shares (the “Buying Shareholders”), they shall acquire all of the Offered Shares, in proportion to their respective pro rata shares; provided that no Buying Shareholder shall be entitled to acquire under the provisions of this Article 27 more than the number of Offered Shares initially accepted by such Buying Shareholder, and upon the allocation to that Buying

Shareholder of the full number of shares so accepted, the Buying Shareholder shall be disregarded in any subsequent computations and allocations hereunder. Any shares remaining after the computation of such respective entitlements shall be re-allocated among the Buying Shareholders (other than those to be disregarded as aforesaid), in the same manner, until one hundred percent (100%) of the Offered Shares have been allocated as aforesaid. The purchase of the Offered Shares shall be on the same terms and conditions as stated in the Notice of Sale.

27.2.5.

If the Entitled Holders did not exercise the Option or exercised the Option to purchase less than all of the Offered Shares, then the Selling Shareholder shall be free, within ninety (90) days of the date of expiration of the Option, to sell all such shares to the prospective buyer set forth in the Notice of Sale at the price and on the terms contained in the Notice of Sale. If such sale is not consummated within such period of ninety (90) days, the Selling Shareholder shall not sell or transfer the Offered Shares, or any other shares acquired before or after the date hereof, without again complying with the provisions of this Article 27.

27.2.6.

Should the purchase price specified in the Notice of Sale be payable in property other than cash, the Entitled Holders shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If the Selling Shareholder and Entitled Holders holding a majority of the shares held by all Entitled Holders cannot agree on such cash value within seven (7) days after the receipt of the Notice of Sale, the valuation shall be made by an appraiser of recognized standing selected by the Selling Shareholder and Entitled Holders holding a majority of the shares held by all Entitled Holders, or, if they cannot agree on an appraiser within seven (7) days after the end of such initial seven-day period, each shall select an appraiser (one (1) appraiser to be selected by the Selling Shareholder and one (1) appraiser to be selected by the Entitled Holders holding a majority of the shares held by all Entitled Holders) of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The period for exercise of the right of first refusal by the Entitled Holders shall commence at such time that the valuation has been provided to all Entitled Holders. The cost of such appraisal shall be shared equally by the Selling Shareholder and the Entitled Holders who elected to exercise the right of first refusal.

27.3.	In the event that fractional shares will need to be transferred, the number of shares will be rounded to the nearest whole number so that only full shares will be transferred.

27.4.

The provisions of Article 27 shall be of no further force and effect immediately prior to and conditioned upon the earlier to occur of the consummation of an IPO or the consummation of a Deemed Liquidation.

28.	CO-SALE RIGHTS.

28.1.

Prior to the earlier to occur of the consummation of an IPO or the consummation of a Deemed Liquidation Event, and subject to Articles 26 and 27.2 above, in any event that the Founder desires to effect a Transfer of its Offered Shares, except for Permitted Transfers (in this Article 28, the “Selling Founder”), any Entitled Holder (other than the Founder) (in this Article 28, a “Co Sale Holder”) not exercising their right of first refusal under Article 27.2 above shall have the right to participate on a pro rata basis in the proposed Transfer, to the extent set forth below.

28.2.

The Co Sale Holder’s right to participate shall be exercisable by a written notice to the Selling Founder and the Company within fourteen (14) days after receipt of the Notice of Sale (as mentioned in Article 27.2 above), in which each Co Sale Holder wishing to participate in such sale or Transfer (the “Participating Shareholder”) shall notify the Selling Founder and the Company of the number of shares or Equity Securities it wishes to sell in such sale or transfer, on the same terms and conditions as the Selling Founder; provided that such number shall not exceed such Participating Shareholder’s pro rata portion out of the Offered Shares. For the purpose of this Article 28, the term “Participating Shareholder’s pro rata portion” shall mean the number of shares owned or held at such time by the Participating Shareholder (on an as converted basis) in proportion to the respective number of shares owned or held at such time by the Selling Founder and all the Participating Shareholders (on an as converted basis). If such option is exercised by the Participating Shareholders, the Selling Founder shall not proceed with such sale unless such shareholder is given the right to participate and the number of Offered Shares that the Selling Founder may sell in such sale or transfer shall be correspondingly reduced.

28.3.

Subject to the preceding paragraph, if the Participating Shareholders did not exercise their co-sale option in full, then the Selling Founder shall be free, within the 90-day period referenced in Article 27.2.5 above, to sell all such remaining shares to the prospective buyer set forth in the Notice of Sale at the price and on the terms contained in the Notice of Sale. If such sale is not consummated within such 90-day period, the Selling Founder shall not sell or transfer the Offered Shares, or any other shares acquired before or after the date hereof, without again complying with the provisions of this Articles 27 and 28.

28.4.	In the event that there is a situation in which fractional shares will need to be transferred, the number of shares will be rounded up so that only full shares will be transferred.

28.5.

The provisions of this Article 28 shall be of no further force and effect immediately prior to and conditioned upon the earlier to occur of the consummation of an IPO or the consummation of a Deemed Liquidation Event.

29.	NEW SHAREHOLDER

The Company shall not issue any Equity Securities, or any other right to subscribe for, or convert to, Equity Securities (including options or shares issued or granted under stock option or share incentive plan), or effect any transfer of Equity Securities by any Shareholder until it has satisfactory evidence that such subscriber or transferee (to the extent not a Shareholder prior to the issuance or transfer) shall be bound by, and be subject to, the provisions of these Articles, including without limitation, Articles 27 and 28 herein (unless exempt from such provisions, in part or in whole, by a resolution of the Board of Directors).

30.	SHARE TRANSFER DEEDS

Each transfer of shares shall be made in writing in such form of a share transfer deed as set forth in Article 23.7 above or such other form approved by the Board from time to time, which shall be executed both by the transferor and transferee, and delivered to the Office together with the transferred share certificates, if share certificates have been issued with respect to the shares to be transferred, and any other proof of the transferor’s title that the Board may require. The share transfer deed with respect to a share that has been fully paid may be signed by the transferor only. A deed of transfer that has been registered, or a copy thereof, as shall be decided by the Board, shall remain with the Company; any deed of transfer that the Board shall refuse to register shall be returned, upon demand, to the Person who furnished it to the Company, together with the share certificate, if furnished.

31.	COMPANY’S REGISTRAR

31.1.	The transferor shall be deemed to remain a holder of the shares until the name of the transferee is entered into the Register in respect thereof.

31.2.

The Register shall be closed for a period of fourteen (14) days before every ordinary General Meeting of the Company, provided, however, that the Register shall not be closed for a total of more than thirty (30) days in any calendar year.

32.	RESERVED.

33.	OPTIONS; CONDITIONAL SALES; LIENS.

A consent to place a Lien on a Person’s shares, or to approve an option to purchase shares (or rights which are attached to the shares), including by exciting a contingent sale agreement, will be deemed to be a consent for the enforcement of the Lien, exercise of the option or completion of the contingent sale agreement.

GENERAL MEETINGS

34.	ANNUAL GENERAL MEETING.

An annual general meeting shall be held once in every calendar year at such time (within a period of not more than fifteen (15) months after the last preceding annual general meeting) and at such time and place either within or outside the State of Israel as may be determined by the Board of Directors. The function of the annual general meeting shall be to receive and consider the profit and loss account, the balance sheet and the ordinary reports and accounts of the Directors and auditors; to appoint auditors and to fix their remuneration; and to transact any other business which under these Articles or applicable law may be transacted by a general meeting. All general meetings other than the annual general meetings shall be called “Extraordinary General Meetings”.

35.	EXTRAORDINARY GENERAL MEETINGS.

The Board of Directors may, whenever it thinks fit, convene an Extraordinary General Meeting at such time and place, within or outside the State of Israel, as may be determined by the Board of Directors, and shall be obliged to do so upon a requisition in writing in accordance with Section 63 of the Companies Law.

36.	NOTICE OF GENERAL MEETINGS; OMISSION TO GIVE NOTICE; RECORD DATE.

36.1.

No less than seven (7) days prior notice shall be given of every general meeting. Each such notice shall specify the place, date and hour of the meeting and the general nature of each item to be acted upon thereat. Notice shall be given to all Shareholders who would be entitled to attend and vote at such meeting, if it were held on the date when such notice is issued. Anything herein to the contrary notwithstanding, with the consent of all Shareholders entitled to vote thereon, a resolution may be proposed and passed at such meeting although a lesser notice than hereinabove prescribed has been given.

36.2.	The accidental omission to give notice of a meeting to any Shareholder or the non-receipt of notice sent to such Shareholder shall not invalidate the proceedings at such meeting.

36.3.

Unless otherwise specified in these Articles, the Board of Directors may specify a record date for determining the identity of the Shareholders entitled to receive notices of general meetings, vote in such meetings and for any other matter with regard to the rights of the Shareholders, including without limitation, the rights with regard to distribution of dividends.

36.4.

Subject to the provisions of the Companies Law, a defect in convening or conducting the General Meeting, including a defect deriving from the non-fulfillment of any provision or condition laid down in the Law or these Articles, including with regard to the manner of convening or conducting the General Meeting, shall not disqualify any resolution passed at the General Meeting and shall not affect the discussions which took place thereat.

PROCEEDINGS AT GENERAL MEETINGS

37.	QUORUM

37.1.

Subject to the provisions of Article 45, no business shall be transacted at a general meeting, or at any adjournment thereof, unless the requisite quorum is present when the meeting proceeds to business, and no resolution shall be passed unless the requisite quorum is present when the resolution is voted upon. Unless otherwise provided in these Articles, Shareholder(s) (not in default in payment of any sum referred to in Article 43.1 below) present in person, by audio or video conference so long as each Shareholder participating in such call can hear, and be heard by, each other Shareholder participating in such General Meeting, or by proxy and holding shares conferring the majority of the voting power of the Company, including the Preferred Majority, shall constitute a quorum.

37.2.

Shareholders entitled to be present and vote at a General Meeting may participate in a General Meeting by means of audio or video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation in a meeting shall constitute attendance in person at the meeting.

37.3.

Subject to the provisions of Article 45, if within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon requisition under Sections 63 or 64 of the Companies Law, shall be dissolved, but in any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman may determine with the consent of the holders of a majority of the voting power represented at the meeting in person or by proxy and voting on the question of adjournment. No business shall be transacted at any adjourned meeting except business, which might lawfully have been transacted at the meeting as originally called. If at such adjourned meeting the quorum specified in Article 37.1 is not present half an hour from the time stated, than any two or more Shareholders present in person or by proxy shall constitute a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the meeting was convened. If such quorum is not present the adjourned meeting shall be cancelled.

38.	CHAIRMAN

The Chairman will serve as the chairman of the General Meetings of the Company. If the Board of Directors has no Chairman or if he is not present fifteen (15) minutes from the time stated for the commencement of the meeting, the Shareholders present at the meeting may choose someone amongst them to chair the meeting. The office of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairman to vote as a shareholder or proxy of a shareholder if, in fact, he is also a shareholder or such proxy).

39.	ADOPTION OF RESOLUTIONS AT GENERAL MEETINGS

39.1.

Unless otherwise prescribed by applicable law or by these Articles, including, without limitation in Article 45 below, a Shareholders resolution shall be deemed adopted if approved by the holders of a majority of the voting power represented at the Shareholders meeting in person or by proxy and voting thereon.

39.2.

Every question submitted to a general meeting shall be decided orally or by a show of hands, but if a written ballot is demanded by any Shareholder, present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the oral vote or of the vote by a show of hands, as applicable, shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another shareholder may then demand such written ballot. The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded. A written ballot demanded on the election of a Chairman and on a question of an adjournment of a meeting shall be taken forthwith.

39.3.

A declaration by the Chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or lost, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

40.	RESOLUTIONS IN WRITING

A resolution in writing signed by all of the Shareholders then entitled to attend and vote at general meetings or to which all such Shareholders have given their written consent (by letter, facsimile, e-mail or otherwise) shall be deemed to have been unanimously adopted as a regular, special or extraordinary resolution (as the case may be) at a general meeting duly convened and held. Any such resolution may consist of several documents in like form, each signed or consented to as aforesaid, by one or more Shareholders.

41.	POWER TO ADJOURN

41.1.

The Chairman of a General Meeting at which a quorum is present may, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

41.2.

It shall not be necessary to give any notice of an adjournment, unless the meeting is adjourned for a date which is more than twenty-one (21) days, in which event notice thereof shall be given in the manner required for the meeting as originally called.

42.	VOTING POWER

Subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, including, without limitation, the provisions of Article 45 below, every Shareholder present in person or by proxy, whether in an oral vote or a vote by a show of hands or by written ballot or by any other means, shall have one vote for each Ordinary Share held by such Shareholder of record and in the case of a Preferred Shareholder, one vote for each Ordinary Share into which the Preferred Shares held by such Shareholder of record could be converted.

43.	VOTING RIGHTS

43.1.

No Shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls and other sums then payable by him in respect of his shares in the Company have been paid.

43.2.

A company or other corporate body being a Shareholder of the Company may authorize any person to be its representative at any meeting of the Company. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power, which the latter could have exercised if it were an individual shareholder. Upon the request of the Chairman of the meeting, written evidence of such authorization (in form acceptable to the Chairman) shall be delivered to the Chairman.

43.3.

Any Shareholder entitled to vote may vote either personally or by proxy (who need not be a shareholder of the Company), or, if the Shareholder is a company or other corporate body, by a representative authorized pursuant to Article 39.3 above.

43.4.

If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s); and for this purpose seniority shall be determined by the orders in which the names stand in the Register of Shareholders.

44.	CLASS MEETINGS

The provisions of these Articles relating to general meetings shall apply mutatis mutandis to any separate general meeting of the holders of shares of a particular class; provided, however, that the requisite quorum at such separate meeting shall be Shareholder(s) present in person or proxy holding shares conferring in the aggregate a majority of the voting power of the shares of such class, on an as-converted basis.

45.	NEGATIVE COVENANTS

45.1.

Without derogating from any requirement under applicable law and/or under these Articles, the Company shall not take any of the actions set forth below, without first obtaining the consent (by vote or written consent) of: (i) the Preferred Majority, with respect to the items in Articles 45.1.1 to 45.1.6, 45.1.8, 45.1.10, 45.1.11 and 45.1.13; and/or (ii) the Board, including at least one (1) of the Preferred

Directors, with respect to the items Articles 45.1.7, 45.1.9, 45..1.12, 45.1.14 and 45.1.15 below:

45.1.1.

Issue, create or authorize the creation of any equity security or any other security convertible into or exercisable for any equity security that are equal or senior to any class of Preferred Shares (other than pursuant to the Series C Preferred Share Purchase Agreement);

45.1.2.	purchase or redeem or pay any dividend on any share capital other than shares repurchased from former employees or consultants in connection with the cessation of their employment/services;

45.1.3.	liquidate, dissolve or wind up the affairs of the Company, or effect any Deemed Liquidation;

45.1.4.	increase or decrease the number of authorized Preferred Shares;

45.1.5.	amend, alter, waive, or repeal any provision of these Articles, provided that such amendment would adversely affect the rights, preferences or privileges of the Preferred Shares;

45.1.6.	decrease or increase the size of the Board of Directors;

45.1.7.	create or authorize the creation of any, or guarantee any, indebtedness in excess of $1,500,000;

45.1.8.	enter into or be a party to, or change or amend or waive any rights under, any transaction with any director, officer, or Shareholder;

45.1.9.	hire, fire, or change the compensation of the Chief Executive Officer;

45.1.10.	change the principal business of the Company, enter new lines of business, or exit the current line of business;

45.1.11.	increase or decrease the size of the employee stock option pool;

45.1.12.	approve the annual budget or any material deviation;

45.1.13.

transfer or grant by the Company of a license (except in connection with a sale of product in the ordinary course of business), or grant a security interest, pledge or encumber over all or substantially all of the Company intellectual property;

45.1.14.	extend any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other legal entity unless it is wholly owned by the Company; or

45.1.15.

make any investment other than investments in prime commercial paper, money market funds, short term deposit, treasury bills, certificates of deposit or other standard low risk instruments in any United States or Israeli bank having a net worth in excess of $100,000,000 or obligations issued or guaranteed by the United States of America or the State of Israel, in each case having a maturity not in excess of two (2) years.

45.2.

Notwithstanding anything in these Articles to the contrary, the Company will not, without the prior written consent of the Shareholders holding the majority of the issued and outstanding shares of Preferred A Shares: (a) amend, waive or repeal any provision of these Articles that adversely and disproportionately affect the rights, preferences or privileges of the Preferred A Shares in a manner or to an extent different from any other series of Preferred Shares; (b) amend, waive or repeal the Company’s obligation to provide financial information, reports and inspection rights of the holders of Preferred A Shares; (c) issue any Preferred A Shares; (d) increase or decrease the number of authorized Preferred A Shares; or (e) take any action that reclassifies any outstanding shares into Preferred A Shares. It is clarified that issuance of a new class or series of shares of the Company, or other rights or securities convertible into or exchangeable for shares of the Company, in an equity financing transaction or series of related equity financing transactions, shall not in and of itself be deemed to adversely affect the special powers, or be deemed a change in the rights, preferences or privileges of the Preferred A Shares even if: (i) such new class or series of shares has rights, preferences or privileges that are equal to or senior to the Preferred A Shares, and/or (ii) the size or composition of the Board of Directors is changed; and as such will not be subject to a veto right.

45.3.

Notwithstanding anything in these Articles to the contrary, the Company will not, without the prior written consent of the Shareholders holding the majority of the issued and outstanding shares of Preferred B Shares: (a) amend, waive or repeal any provision of these Articles that adversely and disproportionately affect the rights, preferences or privileges of the Preferred B Shares in a manner or to an extent different from any other series of Preferred Shares; (b) amend, waive or repeal the Company’s obligation to provide financial information, reports and inspection rights of the holders of Preferred B Shares; (c) issue any Preferred B Shares; (d) increase or decrease the number of authorized Preferred B Shares; or (e) take any action that reclassifies any outstanding shares into Preferred B Shares. It is clarified that issuance of a new class or series of shares of the Company, or other rights or securities convertible into or exchangeable for shares of the Company, in an equity financing transaction or series of related equity financing transactions, shall not in and of itself be deemed to adversely affect the special powers, or be deemed a change in the rights, preferences or privileges of the Preferred B Shares, even if: (i) such new class or series of shares has rights, preferences or privileges that are equal to or senior to the Preferred B Shares, and/or (ii) the size or composition of the Board of Directors is changed; and as such will not be subject to a veto right.

45.4.

Notwithstanding anything in these Articles to the contrary, the Company will not, without the prior written consent of the Preferred C Majority: (a) amend, waive or repeal any provision of these Articles that adversely and disproportionately affect the rights, preferences or privileges of the Preferred C Shares and/or Preferred C-1 Shares in a manner or to an extent different from any other series of Preferred Shares; (b) amend, waive or repeal the Company’s obligation to provide financial information, reports and inspection rights of the holders of Preferred C Shares and/or Preferred C-1 Shares; (c) issue any Preferred C Shares or Preferred C-1 Shares (other than pursuant to the Series C Preferred Share Purchase Agreement, as may be amended, and the SK Letter (as defined in the Series C Preferred Share Purchase Agreement); or (d) increase or decrease the number of authorized Preferred C Shares and/or Preferred C-1 Shares; or (e) take any action that reclassifies any outstanding shares into Preferred C Shares. It is clarified that issuance of a new class or series of shares of the Company, or other rights or securities convertible into or exchangeable for shares of the Company, in an equity financing transaction or series of related equity financing transactions, shall not in and of itself be deemed to adversely affect the special powers, or be deemed a change in the rights, preferences or privileges of the Preferred C Shares and/or the Preferred C-1 Shares even if: (i) such new class or series of shares has rights, preferences or privileges that are equal to or senior to the Preferred C Shares and/or Preferred C-1 Shares, and/or (ii) the size or composition of the Board of Directors is changed; and as such will not be subject to a veto right.

45.5.	The aforesaid Negative Covenants shall also apply to actions by any subsidiary of the Company.

PROXIES

46.	INSTRUMENT OF APPOINTMENT

46.1.

In every vote a Shareholder shall be entitled to vote either personally or by proxy (who need not be a Shareholder of the Company). Shareholders may participate in a General Meeting by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other simultaneously, and participation in a meeting pursuant to this Article shall constitute presence in person at such meeting. Shareholders may also vote in writing, by delivery to the Company, prior to a General Meeting, of a written notice stating their affirmative or negative vote on an issue to be considered by such meeting.

46.2.

The instrument appointing a proxy shall be in writing and shall be substantially in the following form or in any usual or common form or in such other form as may be approved by the Board of Directors. It shall be duly signed by the appointer or his duly authorized attorney or, if such appointer is a company or other corporate body, under its common seal or stamp by its duly authorized agent(s) or attorney(s):

“I,		Of
	(Name of Shareholder)		(Address of Shareholder)

being a shareholder of Otonomo Technologies Ltd. (the “Company”),

hereby appoint(s)		of
	(Name of Proxy)		(Address of Proxy)
As my proxy, to vote for me and on my behalf at the General Meeting of the Company to be held on the ___ day of ______, 20__, and at any adjournment(s) thereof.

Signed this ___ day of ________, 20___.

(Signature of Appointer)”

46.3.

The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company (at its Office, or at its principal place of business or at such place as the Board of Directors may specify) not less than forty-eight (48) hours before the time fixed for the meeting at which the person named in the instrument proposes to vote, or presented to the Chairman at such meeting.

46.4.

A vote pursuant to an instrument appointing a proxy shall be valid notwithstanding the death, incapacity or bankruptcy, or if a company or other corporate entity, the liquidation of the appointor, or the appointor becoming of unsound mind, or the cancellation of the proxy or its expiration in accordance with any applicable law, or the transfer of the shares with respect to which the proxy was given, unless a notice in writing of any such event was received at the Office before the meeting took place.

46.5.

A Shareholder is entitled to vote by a separate proxy with respect to each share held by him, provided that each proxy shall have a separate letter of appointment containing the serial number of share(s) with respect to which such proxy is entitled to vote. If a specific share is included by the holder in more than one letter of appointment, that share shall not entitle any of the proxy holders to a vote.

46.6.

Subject to the provisions of any applicable law, a resolution in writing signed by all the holders of shares, entitled to vote with respect to such shares at general meetings, or a resolution as aforesaid agreed upon by facsimile, or email communication, shall have the same validity as any resolution, carried in a General Meeting of the Company duly convened and conducted for the purpose of passing such a resolution. If all the Shareholders shall consent in writing, or by facsimile or email communication to any action to be taken by the Shareholders, such action shall be as valid as though it had been unanimously authorized at a duly convened General Meeting.

BOARD OF DIRECTORS

47.	POWERS OF BOARD OF DIRECTORS

47.1.

General. In addition to all powers and authorities of the Board of Directors as specified in the Companies Law, the determination of the Company’s policy, and the supervision of the General Manager (as defined below) and the Company’s officers shall be vested in the Board of Directors. In addition, the Board of Directors may exercise all such powers and do all such acts and things as the Company is authorized to exercise and do, and are not hereby or by applicable law required to be exercised or done by the Company in General Meeting or by the General Manager or the Chief Executive Officer of the Company (in these Articles referred to as the “General Manager”) under his express or residual authority. The authority conferred on the Board of Directors by this Article 47.1 shall be subject to the provisions of the Companies Law, these Articles and any regulation or resolution consistent with these Articles adopted from time to time by the Company in general meeting; provided that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.

47.2.

Borrowing Power. Subject to Article 45, the Board of Directors may from time to time, in its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as it may think fit, and, in particular, by the issuance of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other Equity Securities on the undertaking or the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital for the time being.

47.3.

Reserves. The Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its absolute discretion, shall think fit, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments, and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time think fit.

48.	EXERCISE OF POWERS OF DIRECTORS; WRITTEN RESOLUTION

48.1.

A meeting of the Board of Directors at which a Quorum (as defined in Article 59 below) is present shall be competent to exercise all the authorities, powers and discretion vested in or exercisable by the Board of Directors.

48.2.

Subject to Article 45, a resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present when such resolution is put to a vote and voting thereon. The office of Chairman shall not, by itself, entitle the holder thereof to a second or a casting vote.

48.3.

The Board of Directors may operate and adopt resolutions in writing, including by facsimile or other electronic means, or by telephone or any other means of communication, without convening a meeting of the Board of Directors; provided that all directors then in office and lawfully entitled to participate in the discussion on the proposed matter and to vote thereon (as conclusively determined by the Chairman) have given their written consent not to convene a meeting on such matters. Minutes of such resolutions, including the resolution not to convene a meeting, shall be signed by the chairman of the Board of Directors.

49.	DELEGATION OF POWERS; COMMITTEES

49.1.

Subject to the provisions of the Companies Law, the Board of Directors may delegate any or all of its powers to committees, each consisting of two or more Directors (at least one of which shall be a Preferred Director), and it may from time to time revoke such delegation or alter the composition of any such committee. The aforesaid provision shall also apply to any subsidiary of the Company. Any committee of the Board of the Directors so formed (a “Committee”), shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors. The meeting and proceeding of any such Committee shall be governed, in the relevant changes, by the provisions herein contained for regulating the meetings of the Board of Directors, so far as not superseded by any regulations adopted by the Board of Directors under this Article 49. Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee, such Committee shall not be empowered to further delegate powers.

49.2.

The Board of Directors may, subject to the provisions of the Companies Law, from time to time, appoint a Secretary to the Company, as well as Officers, agents, employees and independent contractors, as the Board of Directors may think fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the salaries and emoluments, of all such persons, and may require security in such cases and in such amounts as it thinks fit.

49.3.

The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purpose(s) and with such powers, authorities and discretion, and for such period and subject to such conditions, as it thinks fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors may think fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

50.	COMPOSITION

The Board of Directors and the board of directors of each subsidiary of the Company, if any, shall consist of a total of up to five (5) members as follows:

50.1.

Two (2) directors shall be designated, dismissed and replaced by the holders of Preferred Shares, as follows: one (1) shall be designated by Bessemer, which shall initially be: Amit Karp and one (1) shall be designated by Stage One, which shall initially be: Yuval Cohen; in each case, such designation, dismissal and replacement shall be made by a written notice to the Company by the applicable designator (the “Preferred Directors”).

50.2.

Three (3) directors shall be designated, dismissed and replaced by the holders of a majority of the Ordinary Shares (the “Ordinary Majority”), by a written notice to the Company by the applicable designator (i.e., unless explicitly set forth below, the Ordinary Majority) (the “Ordinary Directors”); provided that: (a) one (1) of such Ordinary Directors shall be the Company’s than acting Chief Executive Officer, ex officio, who shall initially be Ben Volkow; (b) one additional Ordinary Director shall be designated, dismissed and replaced by the Ordinary Majority, who shall initially be Benny Schnaider; and (c) one (1) of such Ordinary Directors shall be an outside industry expert whose designation, dismissal and replacement shall be subject to the consent of the Preferred Directors, who shall initially be Andrew Geisse.

50.3.	Aptiv Observer.

50.3.1.

Subject to Articles 62.2 and 62.3, for so long as Aptiv is an Entitled Holder, Aptiv may, at its election and at any time by written notice to the Company, appoint a non-voting observer (the “Aptiv Observer”) to attend all meetings of the Board of Directors (and any committee thereof) and the board of directors (and any committee thereof) or equivalent body of any other member of the Group (whether in person, by telephone or otherwise). The Company will procure the provision to the Aptiv Observer concurrently with the relevant directors/committee members, and in the same manner, notice of such meetings and a copy of all materials provided to such persons.

50.3.2.

Notwithstanding the above, the Company shall have the right to exclude the Aptiv Observer from portions of meetings of the Board of Directors or omit to provide the Aptiv Observer with certain information or analysis if the Board reasonably determines in good faith that: (a) the information or meeting involves competitors of the Aptiv Group, or would reasonably be expected to pose a conflict of interest or material potential conflict of interest between the Aptiv Group and the Company, or would reasonably be expected and determined to have an adverse effect on the Company or its business (including to jeopardize any potential transaction); (b) upon advice of counsel, such exclusion or omission is necessary to preserve an attorney-client privilege; or (c) such exclusion or omission is reasonably necessary to protect confidential proprietary information or trade secrets of the Company, or to fulfill the Company’s obligations with respect to confidential or proprietary information of third parties. The foregoing exclusion and restriction on information that is otherwise required to be provided to the Aptiv Observer pursuant to this Article 50.3 shall also permit the Company to redact from minutes of the Company’s board, shareholders or committee meetings and withhold from notices of meetings any reference and details to matters and documents, notices, deliberations and resolutions reasonably relating to any such matters or information.

50.3.3.

Aptiv shall treat all information it learns through its Aptiv Observer as confidential. The Aptiv Observer shall execute confidentiality undertakings in a form reasonably satisfactory to the Company and otherwise consistent with the terms of this Article 50.3, including without limitation the right of the Aptiv Observer to share confidential information with the Aptiv Group. Following the Closing and the appointment of the Aptiv Observer, the Company shall: (a) execute a written indemnification agreement with the Aptiv Observer in a standard form used by the Company for its directors (subject to the necessary adjustments and reasonably satisfactory to Aptiv); and (b) have the definition of “Officer” under its D&O insurance amended to include the Aptiv Observer. The Company acknowledges and agrees that the Aptiv Observer is not a director of the Company, and has no fiduciary duty to the Company in any capacity.

50.3.4.

The provisions of this Article 50.3 shall be of no further force and effect immediately prior to and conditioned upon the earlier to occur of: (a) the consummation of an IPO; (b) the consummation of a Deemed Liquidation; (c) written notice from Aptiv that it relinquishes such observer rights; or (d) as otherwise agreed in writing by the Company and Aptiv.

50.4.	Dell Observer.

50.4.1.

Subject to Articles 62.2 and 62.3, for so long as Dell is an Entitled Holder, Dell may, at its election and at any time by written notice to the Company, appoint a non-voting observer (the “Dell Observer”) to attend all meetings of the Board of Directors (and any committee thereof) and the board of directors (and any committee thereof) or equivalent body of any other member of the Group (whether in person, by telephone or otherwise). The Company will procure the provision to the Dell Observer concurrently with the relevant directors/committee members, and in the same manner, notice of such meetings and a copy of all materials provided to such persons.

50.4.2.

Notwithstanding the above, the Company shall have the right to exclude the Dell Observer from portions of meetings of the Board of Directors or omit to provide the Dell Observer with certain information or analysis if the Board reasonably determines in good faith that: (a) the information or meeting involves competitors of the Dell Group, or would reasonably be expected to pose a conflict of interest or material potential conflict of interest between the Dell Group and the Company, or would reasonably be expected and determined to have an adverse effect on the Company or its business (including to jeopardize any potential transaction); (b) upon advice of counsel, such exclusion or omission is necessary to preserve an attorney-client privilege; or (c) such exclusion or omission is reasonably necessary to protect confidential proprietary information or trade secrets of the Company, or to fulfill the Company’s obligations with respect to confidential or proprietary information of third parties. The foregoing exclusion and restriction on information that is otherwise required to be provided to the Dell Observer pursuant to this Article 50.4 shall also permit the Company to redact from minutes of the Company’s board, shareholders or committee meetings and withhold from notices of meetings any reference and details to matters and documents, notices, deliberations and resolutions reasonably relating to any such matters or information.

50.4.3.

Dell shall treat all information it learns through its Dell Observer as confidential. The Dell Observer shall execute confidentiality undertakings in a form reasonably satisfactory to the Company and otherwise consistent with the terms of this Article 50.4, including without limitation the right of the Dell Observer to share confidential information with the Dell Group. Following the Closing and the appointment of the Dell Observer, the Company shall: (a) execute a written indemnification agreement with the Dell Observer in a standard form used by the Company for its directors (subject to the necessary adjustments and reasonably satisfactory to Dell), and (b) have the definition of “Officer” under its D&O insurance amended to include the Dell Observer. The Company acknowledges and agrees that the Dell Observer is not a director of the Company, and has no fiduciary duty to the Company in any capacity.

50.4.4.

The provisions of this Article 50.4 shall be of no further force and effect immediately prior to and conditioned upon the earlier to occur of: (a) the consummation of an IPO; (b) the consummation of a Deemed Liquidation; (c) written notice from Dell that it relinquishes such observer rights; or (d) as otherwise agreed in writing by the Company and Dell.

50.5.	Hearst Observer.

50.5.1.

Subject to Articles 62.2 and 62.3, for so long as Hearst is an Entitled Holder, Hearst may, at its election and at any time by written notice to the Company, appoint a non-voting observer (the “Hearst Observer”) to attend all meetings of the Board of Directors (and any committee thereof) and the board of directors (and any committee thereof) or equivalent body of any other member of the Group (whether in person, by telephone or otherwise). The Company will procure the provision to the Hearst Observer concurrently with the relevant directors/committee members, and in the same manner, notice of such meetings and a copy of all materials provided to such persons.

50.5.2.

Notwithstanding the above, the Company shall have the right to exclude the Hearst Observer from portions of meetings of the Board of Directors or omit to provide the Hearst Observer with certain information or analysis if the Board determines in good faith, that (a) the information or meeting involves competitors of Hearst or would reasonably be expected to pose conflict of interest or a material potential conflict of interest between Hearst and the Company, or would reasonably be expected and determined to have an adverse effect on the Company or its business (including to jeopardize any potential transaction); (b) upon advice of counsel, such exclusion or omission is necessary to preserve an attorney-client privilege; or (c) such exclusion or omission is reasonably necessary to protect confidential proprietary information or trade secrets of the Company, or to fulfill the Company’s obligations with respect to confidential or proprietary information of third parties. The foregoing exclusion and restriction on information that is otherwise required to be provided to the Hearst Observer pursuant to this Article 50.5 shall also permit the Company to redact from minutes of the Company’s board, shareholders or committee meetings and withhold from notices of meetings any reference and details to matters and documents, notices, deliberations and resolutions reasonably relating to any such matters or information.

50.5.3.

Any information learned by Hearst through its Hearst Observer shall be deemed as confidential information under Section 2.4 of the IRA (and as such be subject to the confidentiality undertaking of Hearst set forth therein). The Hearst Observer shall execute confidentiality undertakings in a form reasonably satisfactory to the Company and otherwise consistent with the terms of this Article 50.5, including without limitation the right of the Hearst Observer to share confidential information with Hearst. Following the appointment of the Hearst Observer, the Company shall (x) execute a written indemnification agreement with the Hearst Observer in a standard form used by the Company for its directors (subject to the necessary adjustments and reasonably satisfactory to Hearst), and (y) have the definition of “Officer” under its D&O insurance amended to include the Hearst Observer. The Company acknowledges and agrees that the Hearst Observer is not a director of the Company, and has no fiduciary duty to the Company in any capacity.

50.5.4.

The provisions of Article 50.5 shall be of no further force and effect immediately prior to and conditioned upon the earlier to occur of (i) the consummation of an IPO, (ii) the consummation of a Deemed Liquidation, (iii) written notice from Hearst that it relinquishes such observer rights; or (iv) as otherwise agreed in writing by the Company and Hearst

50.6.	SK Observer.

50.6.1.

Subject to Articles 62.2 and 62.3, for so long as SK is an Entitled Holder, SK may, at its election and at any time by written notice to the Company, appoint a non-voting observer (the “SK Observer”) to attend and participate in all meetings of the Board of Directors (and any committee thereof) and the board of directors (and any committee thereof) or equivalent body of any other member of the Group (whether in person, by telephone or otherwise). The Company will procure the provision to the SK Observer concurrently with the provision to the relevant directors/committee members, and in the same manner, of notice of such meetings and a copy of all materials provided to such persons.

50.6.2.

Notwithstanding the above, the Company shall have the right to exclude the SK Observer from portions of meetings of the Board of Directors or omit to provide the SK Observer with certain information or analysis if the Board determines in good faith, that (a) the information or meeting involves competitors of SK or the disclosure of such information to SK or the participation in such meeting by the SK Observer would reasonably be expected to pose conflict of interest or a material potential conflict of interest between SK and the Company, or would reasonably be expected and determined to have an adverse effect on the Company or its business (including to jeopardize any potential transaction); (b) upon advice of counsel, such exclusion or omission is necessary to preserve an attorney-client privilege; or (c) such exclusion or omission is reasonably necessary to protect confidential proprietary information or trade secrets of the Company, or to fulfill the Company’s obligations with respect to confidential or proprietary information of third parties. The foregoing exclusion and restriction on information that is otherwise required to be provided to the SK Observer pursuant to this Article 50.6 shall also permit the Company to redact from minutes of the Company’s board, shareholders or committee meetings and withhold from notices of meetings any reference and details to matters and documents, notices, deliberations and resolutions reasonably relating to any such matters or information.

50.6.3.

Any information learned by SK through the SK Observer shall be deemed as confidential information under Section 2.4 of the IRA (and as such be subject to the confidentiality undertaking of SK set forth therein). The SK Observer shall execute confidentiality undertakings in a form reasonably satisfactory to the Company and otherwise consistent with the terms of this Article 50.6, including without limitation the right of the SK Observer to share confidential information with SK. Following the appointment of the SK Observer, the Company shall (x) execute a written indemnification agreement with the SK Observer in a standard form used by the Company for its directors (subject to the necessary adjustments and reasonably satisfactory to SK), and (y) have the definition of “Officer” under its D&O insurance amended to include the SK Observer. The Company acknowledges and agrees that the SK Observer is not a director of the Company, and has no fiduciary duty to the Company in any capacity.

50.6.4.

The provisions of Article 50.6 shall be of no further force and effect immediately prior to and conditioned upon the earlier to occur of (i) the consummation of an IPO, (ii) the consummation of a Deemed Liquidation, (iii) written notice from SK that it relinquishes such observer rights; or (iv) as otherwise agreed in writing by the Company and SK.

50.7.	ABG Observer.

50.7.1.

Subject to Articles 62.2 and 62.3, for so long as ABG is an Entitled Holder, ABG may, at its election and at any time by written notice to the Company, appoint a non-voting observer (the “ABG Observer”) to attend all meetings of the Board of Directors (and any committee thereof) and the board of directors (and any committee thereof) or equivalent body of any other member of the Group (whether in person, by telephone or otherwise). The Company will procure the provision to the ABG Observer concurrently with the relevant directors/committee members, and in the same manner, notice of such meetings and a copy of all materials provided to such persons.

50.7.2.

Notwithstanding the above, the Company shall have the right to exclude the ABG Observer from portions of meetings of the Board of Directors or omit to provide the ABG Observer with certain information or analysis if the Board determines in good faith, that (a) the information or meeting involves competitors of ABG or would reasonably be expected to pose conflict of interest or a material potential conflict of interest between ABG and the Company, or would reasonably be expected and determined to have an adverse effect on the Company or its business (including to jeopardize any potential transaction); (b) upon advice of counsel, such exclusion or omission is necessary to preserve an attorney-client privilege; or (c) such exclusion or omission is reasonably necessary to protect confidential proprietary information or trade secrets of the Company, or to fulfill the Company’s obligations with respect to confidential or proprietary information of third parties. The foregoing exclusion and restriction on information that is otherwise required to be provided to the ABG Observer pursuant to this Article 50.7 shall also permit the Company to redact from minutes of the Company’s board, shareholders or committee meetings and withhold from notices of meetings any reference and details to matters and documents, notices, deliberations and resolutions reasonably relating to any such matters or information.

50.7.3.

Any information learned by ABG through its ABG Observer shall be deemed as confidential information under Section 2.4 of the IRA (and as such be subject to the confidentiality undertaking of ABG set forth therein). The ABG Observer shall execute confidentiality undertakings in a form reasonably satisfactory to the Company and otherwise consistent with the terms of this Article 50.7, including without limitation the right of the ABG Observer to share confidential information with ABG. Following the appointment of the ABG Observer, the Company shall (x) execute a written indemnification agreement with the ABG Observer in a standard form used by the Company for its directors (subject to the necessary adjustments and reasonably satisfactory to ABG), and (y) have the definition of “Officer” under its D&O insurance amended to include the ABG Observer. The Company acknowledges and agrees that the ABG Observer is not a director of the Company, and has no fiduciary duty to the Company in any capacity.

50.7.4.

The provisions of Article 50.7 shall be of no further force and effect immediately prior to and conditioned upon the earlier to occur of (i) the consummation of an IPO, (ii) the consummation of a Deemed Liquidation, (iii) written notice from ABG that it relinquishes such observer rights; or (iv) as otherwise agreed in writing by the Company and ABG.

50.8.	Alliance Observer.

50.8.1.

Subject to Articles 62.2 and 62.3, for so long as Alliance is an Entitled Holder, Alliance may, at its election and at any time by written notice to the Company, appoint a non-voting observer (the “Alliance Observer”) to attend all meetings of the Board of Directors (and any committee thereof) and the board of directors (and any committee thereof) or equivalent body of any other member of Alliance (whether in person, by telephone or otherwise). The Company will procure the provision to the Alliance Observer concurrently with the relevant directors/committee members, and in the same manner, notice of such meetings and a copy of all materials provided to such persons.

50.8.2.

Notwithstanding the above, the Company shall have the right to exclude the Alliance Observer from portions of meetings of the Board of Directors or omit to provide the Alliance Observer with certain information or analysis if the Board determines in good faith, that (a) the information or meeting involves competitors of Alliance or would reasonably be expected to pose conflict of interest or a material potential conflict of interest between Alliance and the Company, or would reasonably be expected and determined to have an adverse effect on the Company or its business (including to jeopardize any potential transaction); (b) upon written unreasoned advice of counsel, such exclusion or omission is necessary to preserve an attorney-client privilege; or (c) such exclusion or omission is reasonably necessary to protect confidential proprietary information or trade secrets of the Company, or to fulfill the Company’s obligations with respect to confidential or proprietary information of third parties. Provided, however, that the Alliance Observer shall not be so excluded and such information shall not be so omitted, unless all other persons whose presence at a meeting or receipt of such information could result in a loss of the attorney-client privilege, reasonably result in the disclosure of the Company’s confidential proprietary information or trade secrets, or cause a conflict of interest or potential conflict of interest, as the case may be, are also excluded and have such information omitted, as applicable. The foregoing exclusion and restriction on information that is otherwise required to be provided to the Alliance Observer pursuant to this Article 50.8 shall also permit the Company to redact from minutes of the Company’s board, shareholders or committee meetings and withhold from notices of meetings any reference and details to matters and documents, notices, deliberations and resolutions reasonably relating to any such matters or information.

50.8.3.

Any information learned by Alliance through its Alliance Observer shall be deemed as confidential information under Section 2.4, as amended by Section 9 to the Joinder to the Series C Share Purchase Agreement, between the Company and Alliance, dated February 16, 2020 (the “Joinder”) of the Amended IRA (and as such be subject to the confidentiality undertaking of Alliance set forth therein). The Alliance Observer shall execute the confidentiality undertakings attached to the Joinder and otherwise consistent with the terms of this Article 50.8. Following the appointment of the Alliance Observer, the Company shall (x) execute a written indemnification agreement with the Alliance Observer in the form attached to the Joinder and used by the Company for its directors, and (y) have the definition of “Officer” under its D&O insurance amended to include the Alliance Observer. The Company acknowledges and agrees that the Alliance Observer is not a director of the Company, and has no fiduciary duty to the Company in any capacity.

50.8.4.

The provisions of Article 50.8 shall be of no further force and effect immediately prior to and conditioned upon the earlier to occur of (i) the consummation of an IPO, (ii) the consummation of a Deemed Liquidation, (iii) written notice from Alliance that it relinquishes such observer rights; or (iv) as otherwise agreed in writing by the Company and Alliance.

51.	APPOINTMENT AND REMOVAL OF DIRECTORS

Appointment, removal and replacement of Directors shall be effected by furnishing written notification to the Company by those entitled to appoint such Directors, and shall become effective on the date fixed in such notice.

52.	QUALIFICATION OF DIRECTORS

No person shall be disqualified as a Director by reason of his or her not holding shares in the Company.

53.	CONTINUING DIRECTORS IN THE EVENT OF VACANCIES

Any vacancy in a directorship shall be filled only by a person nominated by those who are entitled to appoint the vacant director seat. In the event of one or more vacancies in the Board of Directors, the continuing Directors may continue to act in every matter.

54.	VACATION OF OFFICE

54.1.

The office of a Director shall be vacated, ipso facto, upon his death, if he is found to be legally incompetent, if he becomes bankrupt, if the Director is a company, upon its winding-up, if he is prevented by applicable law from serving as a Director, if his directorship expires pursuant to these Articles and/or applicable law, or if he is removed from office by written notice to the Company pursuant to the provisions of Article 50 above.

54.2.

The office of the Director shall be vacated by his written resignation. Such resignation shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

55.	REMUNERATION OF DIRECTORS

55.1.	A Director may be paid remuneration by the Company for his services as Director, subject to the provisions of the Companies Law.

55.2.

If a Director, willing to do so, is called upon to fulfill special services or make special efforts for any of the Company’s objects, by traveling abroad or staying there or otherwise, the Company may pay him a salary at a fixed rate or a percentage of its profits or otherwise as the Board of Directors may decide and subject to the provisions of the Companies Law, and such salary may be in addition to or in place of the fixed remuneration (if any).

55.3.

Directors and Alternate Directors, who are not employees of the Company, shall be entitled to reimbursement from the Company for all reasonable travel, board and lodging expenses incurred in connection with performance of their duties as members of the Board of Directors.

56.	CONFLICT OF INTERESTS

Subject to the provisions of the Companies Law and these Articles, the Company may enter into any contract or otherwise transact any business with any Director in which contract or business such Director has a personal interest, directly or indirectly; and may enter into any contract of otherwise transact any business with any third party in which contract or business a Director has a personal interest, directly or indirectly.

57.	ALTERNATE DIRECTORS

57.1.

Subject to the provisions of the Companies Law, a Director may, by written notice to the Company, appoint an alternate for himself (in these Articles referred to as “Alternate Director”), remove such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever. A person who is not qualified to be appointed as a Director (including, inter alia, in accordance with the terms of these Articles) may not be appointed as an Alternate Director.

57.2.

Any notice given to the Company as aforesaid shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later. Unless the appointing Director, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board of Directors, or otherwise restricts its scope, the appointment shall be for an indefinite period, and for all purposes.

57.3.

An Alternate Director shall have all the rights and obligations of the Director who appointed him; provided that he may not in turn appoint an alternate for himself (unless the instrument appointing him otherwise expressly provides); provided further that an Alternate Director shall have no standing at any meeting of the Board of Directors or any committee thereof while the Director who appointed him is present or at which the Director appointing him is not entitled to participate in accordance with applicable law.

57.4.	Subject to the terms of these Articles, any natural person (including an incumbent director) may act as an Alternate Director.

57.5.	An Alternate Director shall be responsible for his own acts and defaults, as provided in the Companies Law.

57.6.

The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 54 and such office shall ipso facto be vacated if the Director who appointed such Alternate Director ceases to be a Director.

PROCEEDINGS OF THE BOARD OF DIRECTORS

58.	MEETINGS

58.1.

The Board of Directors may meet and adjourn its meetings at such places either within or without the State of Israel and otherwise regulate such meetings and proceedings as the Directors think fit. Subject to all of the other provisions of these Articles concerning meetings of the Board of Directors, the Board of Directors may meet by audio or video conference so long as each Director participating in such call can hear, and be heard by, each other Director participating in such call.

58.2.

Any Director may at any time convene a meeting of the Board of Directors, but no less than three (3) business days’ written notice shall be given of any meeting, unless such notice is waived in writing by all of the Directors as to a particular meeting or unless the matters to be discussed at such meeting is of such urgency and importance that notice ought reasonably to be waived under the circumstances.

59.	QUORUM

59.1.

Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors (a “Quorum”) shall be constituted by the presence (in person, via audio or video conference, or by proxy) of the majority of Directors then in office who are lawfully entitled to participate in the meeting; provided, that no Quorum shall exist (other than in the event of an adjourned meeting) without the presence of at least one of the Preferred Directors.

59.2.

If within an hour from the time appointed for the meeting a Quorum is not present, the meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman may determine with the consent of the majority of the Directors present. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

60.	CHAIRMAN OF THE BOARD OF DIRECTORS

The Board of Directors may from time to time elect one of its members to be the Chairman of the Board of Directors, remove such Chairman from office and appoint another in its place. The Chairman of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting, or if he is unwilling to take the chair, the Directors present shall choose one of their number to be the chairman of such meeting. The office of the Chairman shall not, by itself, entitle the holder thereof to a second or casting vote.

61.	VALIDITY OF ACTS DESPITE DEFECTS

Subject to the provisions of the Companies Law, all acts done bona fide at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

62.	OBSERVERS

62.1.

The Board may grant certain Shareholders the power to nominate one or more observers to attend in a nonvoting observer capacity all meetings of the Board (an “Observer”); provided that the observer executes confidentiality undertakings in a form reasonably satisfactory to the Company. Subject to the right of the Company to exclude any Observer from receipt of any information or attendance of any meeting, to the extent the Board determines that such information or access may raise a conflict of interest, such observers (a) shall be entitled to receive notice of, to attend and to receive copies of any documentation distributed to directors before, during or after, all meetings (including any action to be taken by written consent) of the Board at the time such notice or material is provided or delivered to members of the Board; and (b) shall be subject to (i) restrictions relating to attorney-client privilege, and (ii) to the same duties that apply to members of the Board, as set forth herein and as set forth from time to time in the Companies Law. For the avoidance of doubt, this Article 62.1 shall not apply to Hearst Observer, Dell Observer, SK Observer, ABG Observer, Alliance Observer and Aptiv Observer.

62.2.

The appointment, removal or replacement of an observer may be effective at any time, by delivery of a written notice to the Company, signed by the Shareholder entitled to effect such appointment, removal or replacement.

62.3.	Anything to the contrary notwithstanding an observer will not be deemed a Director.

GENERAL MANAGER

63.	GENERAL MANAGER

63.1.

Subject to the provisions of these Articles, the Board of Directors may from time to time appoint one or more persons, whether or not Directors, as General Manager(s) of the Company and may confer upon such person(s), and from time to time modify or revoke, such title(s) (including Chief Executive Officer, Managing Director, General Manager(s), Director General or any similar or dissimilar title) and such duties, powers and authorities of the Board of Directors as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe and subject to the provisions of the Companies Law. Such appointment(s) may be either for a fixed term or without any limitation of time, and subject to the provisions of these Articles, the Board of Directors may from time to time (subject also to the provisions of the Companies Law, and of any contract between any such person and the Company) fix his or their salaries and emoluments, remove or dismiss him or them from office and appoint another or others in his or their place or places.

63.2.

Subject to the resolutions of the Company’s Board of Directors, the management and the operation of the Company’s affairs and business in accordance with the policy determined by the Company’s Board of Directors shall be vested in the General Manager, in addition to all powers and authorities of the General Manager, as specified in the Companies Law. Without derogating from the above, all powers of management and executive authorities which were not vested by the Companies Law or by these Articles in another organ of the Company shall be vested in the General Manager, subject to the resolutions of the Company’s Board of Directors.

63.3.

Subject to the provisions of the Companies Law, the Chief Executive Officer may appoint additional Office Holders (as such term is defined in the Companies Law) of the Company (other than Directors and the Chief Executive Officer), and determine the duties and powers of such Office Holders, and the terms and conditions of such Office Holders’ employment. The Chief Executive Officer shall notify the Board of Directors of each such appointment at the first meeting of the Board of Directors following such appointment.

MINUTES; RIGHTS OF SIGNATURE AND STAMP

64.	MINUTES

64.1.

The Board of Directors shall cause minutes of each general meeting and of each meeting of the Board of Directors to be duly recorded and entered in books provided for that purpose. Such minutes shall set forth the names of the persons present at the meeting and all the proceedings and resolutions adopted thereat.

64.2.

Any minutes as aforesaid, if purporting to be signed by the Chairman of the meeting or by the Chairman of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.

65.	RIGHTS OF SIGNATURE AND STAMP

65.1.

Subject to the provisions of Article 45.1, the Board of Directors shall be entitled to authorize any person or persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature of such person(s) on behalf of the Company shall bind the Company insofar as such person(s) acted and signed within the scope of his or their authority.

65.2.	The Company may have one or more official stamp(s) for affixing on documents.

DIVIDENDS

The provisions of Articles 66 to 76 below shall be subject to, and without derogating from, the provisions of Article 10 herein.

66.	DECLARATION OF DIVIDENDS

The Board of Directors may from time to time declare and cause the Company, upon approval of the General Meeting, to pay dividend, subject to the Companies Law. The Board of Directors shall determine the time for payment of such dividends, and the record date for determining the Shareholders entitled thereto; provided that such date shall not be prior to the date of the resolution to distribute the dividend and no Shareholder who shall be registered in the Register of Shareholders with respect to any shares after the record date so determined shall be entitled to share in any such dividend with respect to such shares. The General Meeting may accept the Board’s recommendation or decrease the amount recommended, but may not increase it, provided in each case the distribution is permitted in accordance with the provisions of the Companies Law.

67.	FUNDS AVAILABLE FOR PAYMENT OF DIVIDENDS

No dividend shall be paid other than out of the profits of the Company or as otherwise permitted under the Companies Law. No dividend shall be payable in excess of the amount recommended by the Board of Directors.

68.	AMOUNT PAYABLE BY WAY OF DIVIDENDS

Prior to an IPO, in the event that dividends are declared and distributed, then such dividends shall be paid to all Shareholders holding issued, outstanding and fully paid- up Shares on an as-converted, pro-rata, pari-passu basis.

69.	PAYMENT IN SPECIE

Upon the declaration of a dividend in accordance with Article 66, a dividend may be paid, wholly or partly, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or debenture stock of the Company or of any other companies, or in any one or more of such ways.

70.	CAPITALIZATION OF PROFITS, RESERVES, ETC.

Upon recommendation and approval by the Board of Directors approved by a resolution of the General Meeting, the Company:

70.1.

may cause any moneys, investments, or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund, or to the credit of a reserve fund for the redemption of capital, or in the hands of the Company and available for dividends, or representing premiums received on the issuance of shares and standing to the credit of the share premium account, to be capitalized and distributed among such of the Shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, on the footing that they become entitled thereto as capital, or may cause any part of such capitalized fund to be applied on behalf of such Shareholders in paying up in full, either at par or at such premium as the resolution may provide, any unissued shares or debentures or debenture stock of the Company which shall be distributed accordingly, in payment, in full or in part, of the uncalled liability on any issued share or debentures or debenture stock; and

70.2.	may cause such distribution or payment to be accepted by such Shareholders in full satisfaction of their interest in the said capitalized sum.

71.	IMPLEMENTATION OF POWERS UNDER ARTICLES 69 AND 70

For the purpose of giving full effect to any resolution under ARTICLES 69 and 70, the Board of Directors may settle any difficulty which may arise in regard to the distribution as it thinks expedient, and, in particular, may issue fractional certificates, and may fix the value for distribution of any specific assets, and may determine that cash payments shall be made to any Shareholders upon the footing of the value so fixed, or that fractions of less value than the nominal value of one share may be disregarded in order to adjust the rights of all parties, and may vest any such cash, shares, debentures, debenture stock or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors. Where requisite under the Companies Law, a proper contract shall be filed, and the Board of Directors may appoint any person to sign such contract on behalf of the persons entitled to the dividend or capitalized fund.

72.	DEDUCTIONS FROM DIVIDENDS

The Board of Directors may deduct from any dividend or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by him to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter or transaction whatsoever.

73.	RETENTION OF DIVIDENDS

73.1.

The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

73.2.

The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Articles 24 or 25, entitled to become a shareholder, or which any person is, under said Articles, entitled to transfer, until such person shall become a shareholder in respect of such share or shall transfer the same.

74.	UNCLAIMED DIVIDENDS

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment by the Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven (7) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company.

75.	MECHANICS OF PAYMENT.

Any dividend or other moneys payable in cash in respect of a share may be paid by check or warrant sent through the post to, or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such persons or to his bank account), or to such person and at such address as the person entitled thereto may be writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check or warrant shall be sent at the risk of the person entitled to the money represented thereby.

76.	RECEIPT FROM A JOINT HOLDER.

If two or more persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.

ACCOUNTS

77.	BOOKS OF ACCOUNT.

The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law, and of any other applicable law. Such books of account shall be kept at the Office, or at such other place or places as the Board of Directors may think fit, and they shall always be open to inspection by all Directors. No Shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as conferred by applicable law or authorized by the Board of Directors. The Company shall make copies of its annual financial statements available for inspection by the Shareholders at the principal offices of the Company.

78.	AUDIT.

At least once in every fiscal year the accounts of the Company shall be audited and the correctness of the profit and loss account and balance sheet certified by one or more duly qualified auditors.

79.	AUDITORS.

The appointment, authorities, rights and duties of the Auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders in General Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors to fix such remuneration subject to such criteria or standards, if any, as may be provided in such resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s).

NOTICES

80.	NOTICES.

80.1.

Any written notice or other document may be served by the Company on any shareholder by one of the methods set forth in Article 80.3 below, addressed to such shareholder at his address as appearing in the Register of Shareholders or such other address as he may have designated in writing for the receipt of notices and other documents.

80.2.

Any written notice or other document may be served by any shareholder upon the Company by tendering the same in person to the Secretary or the General Manager of the Company at the Office or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its Office.

80.3.

Any notice or other document: (a) if delivered personally, shall be deemed to have been served on the next Business Day after delivery; (b) if sent by internationally recognized overnight courier, freight prepaid, shall be deemed to have been served on the next Business Day after delivery; (c) if sent by facsimile, shall be deemed to have been served on the next business day after delivery, if facsimile transmission is confirmed; and (d) if sent by electronic mail, shall be deemed to have been served on the next business day after delivery, provided that no electronic notice of failure to deliver was received. In the event that notices are given pursuant to one of the methods listed in Sub-Articles (a) to (c) above, a copy of the notice should also be sent by e-mail. A notice that is defectively addressed or that otherwise fails to comply with the provisions of this Article 80.3 shall nevertheless be deemed to have been served if and when actually received by the addressee.

80.4.

All notices to be given to the Shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Register of Shareholders, and any notice so given shall be sufficient notice to the holders of such share.

80.5.

Any shareholder whose address is not specified in the Register of Shareholders, and who shall not have designated an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

80.6.

Subject to applicable law, any Shareholder, Director or any other person entitled to receive notice in accordance with these Articles or applicable law, may waive notice, in advance or retroactively, in a particular case or type of cases or generally, and if done so, notice will be deemed as having been duly served, and all proceedings or actions for which the notice was required will be deemed valid.

80.7.

Any person entitled to a share by operation of applicable law or by transfer, transmission or otherwise, will be bound by any notice served with respect to such shares prior to his being registered in the Register of Shareholders as owner of the shares.

INSURANCE AND INDEMNITY

81.	INSURANCE.

Subject to the provisions of the Companies Law and to the extent permitted under applicable law, and subject further to Article 84, the Company may enter into a contract for the insurance of all or part of the liability of any Officer imposed on him in consequence of an act which such Officer has performed by virtue of being an Officer, including, in respect of one of the following:

81.1.	a breach of his duty of care to the Company or to another person;

81.2.	a breach of his fiduciary duty to the Company; provided that the Officer acted in good faith and had reasonable cause to assume that such act would not prejudice the interests of the Company;

81.3.	a financial obligation imposed on him in favor of another person;

81.4.

a payment which the office holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law, and expenses that the office holder incurred in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees; and

81.5.	any other circumstances permitted under applicable law with respect to which the Company may, or will be able to, insure an Officer of the Company.

82.	INDEMNITY.

82.1.

Subject to the provisions of the Companies Law and to the extent permitted under any applicable law, and subject further to Article 84, the Company may indemnify an Officer, retroactively, in respect of any liability or expense for which indemnification may be provided under the Companies Law, including the following liabilities or expenses, imposed on such Officer or incurred by him in consequence of an act which he has performed by virtue of being an Officer:

82.1.1.	a financial liability imposed on such Officer in favor of any person pursuant to a judgment, including a judgment rendered in the context of a settlement or an arbitrator’s award approved by a court;

82.1.2.

reasonable Litigation Expenses (as defined below)incurred by an Officer as a result of an investigation or any proceeding instituted against him by an authority that is authorized to conduct an investigation or proceeding, and that was concluded without filing an indictment against the Officer and without imposing on the Officer a financial obligation in lieu of a criminal proceeding, or that was concluded without filing an indictment against the Officer but with imposing a financial obligation in lieu of a criminal proceeding in an offence that does not require proof of mens rea; where the terms “conclusion of a proceeding without filing an indictment in a matter in which a criminal investigation has been instigated” and “financial liability in lieu of a criminal proceeding” shall have the meaning ascribed to such terms under the Companies Law; and where term “Litigation Expenses” in this Article 82 shall include, without limitation, attorneys’ fees and all other costs, expenses and obligations paid or incurred by an Officer in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any claim relating to any matter for which indemnification hereunder may be provided;

82.1.3.

reasonable Litigation Expenses, incurred by an Officer or charged to him by a court, in a proceeding instituted against him by the Company or on its behalf or by another person, or in a criminal charge from which he was acquitted or in which he was convicted of an offence that does not require proof of mens rea;

82.1.4.

a payment which the office holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law, and expenses that the office holder incurred in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, including monetary fine and reasonable legal expenses, which term includes attorney fees; and

82.1.5.

any other event, occurrence or circumstances in respect of which the Company may lawfully indemnify an Officer of the Company (including, without limitation, Section 50P(b)(2) of the Israeli Restrictive Trade Practices Law, 5758-1988).

82.2.

Subject to the provisions of the Companies Law and to the extent permitted under applicable law, and subject further to Article 84, the Company may undertake to indemnify an Officer, in advance, in respect of the following liabilities or expenses, imposed on such Officer or incurred by him in consequence of an act which he has performed by virtue of being an Officer:

82.2.1.

As set forth in Article 82.1.1, provided that the undertaking to indemnity shall be limited to events which the Board of Directors believes are predictable in light of the Company’s business de facto at the time the undertaking to indemnify is granted, and to amounts or criterion that the Board of Directors had determined to be reasonable in the circumstances, and that the undertaking to indemnity shall specify such predictable event and the amounts or criterion so determined.

82.2.2.	As set forth in Articles 82.1.2 and 82.1.3, and to the extent permitted by applicable law, in Article 82.1.5.

83.	RELEASE.

Subject to the provisions of the Companies Law and to the extent permitted under applicable law, and subject further to Article 84, the Company may release, in advance, an Officer from all or any part of the liability due to damages arising out of the breach of duty of care towards the Company.

84.	GENERAL.

84.1.

Notwithstanding anything to the contrary contained herein and subject to applicable law, these Articles are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification:

84.1.1.	in connection with any person who is not an Officer, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Officer; and/or

84.1.2.	in connection with any Officer to the extent that such insurance and/or indemnification is not specifically prohibited under applicable law.

84.2.

Notwithstanding anything to the contrary in these Articles or any other agreement or instrument, the Company shall not insure, indemnify or release the Officer with respect to events or circumstances for which insurance, indemnification or release are not permitted under applicable law.

85.	AMENDMENT.

Any amendment to the Companies Law or other applicable law adversely affecting the right of any Officer to be indemnified, insured or released pursuant to Articles 81 to 84 above shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Officer for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law. Any amendment to the Companies Law or other applicable law expending the right of any Officer to be indemnified, insured or released pursuant with respect to these Articles shall be retroactively incorporated into these Articles and be in effect (unless prohibited by such amendment to the applicable law) and shall automatically apply to the Company’s obligation or ability to indemnify or insure an Officer in accordance herewith, without the need to amend these Articles accordingly.

86.	EXCLUDED OPPORTUNITY.

To the fullest extent permitted by law, the Company renounces, any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of: (a) any Observer or director of the Company who is not an employee of the Company or any of its subsidiaries; or (b) any holder of Preferred Shares or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.

WINDING UP

87.	WINDING UP.

Subject to the provisions of these Articles, including without limitation, the provisions of Article 10.2 herein, if the Company shall be wound up, then, subject to applicable law and to the rights of the holders of shares with priority and preference rights upon winding up, the assets of the Company available for distribution among the Shareholders as such shall be distributed to the Shareholders in proportion to an amount equal to the paid-up capital attributable to their respective holdings of the shares in respect of which such distribution is being made without regard to any premium paid in excess of the nominal value, if any.

BRING ALONG; DRAG ALONG; FORCED SALE

88.	THE PARTIES’ INTENTION.

88.1.

Buyer’s “Standard” Requirements: Shareholders acknowledge that many acquirers in M&A Transaction (as defined below) will require the seller to deliver a certain percentage (customarily a percentage which is significantly higher than that is required under applicable law or under the provisions of these Articles) of the votes to approve a transaction and to sell, deliver or transfer their Shares. This being the case, a Shareholder, or a group of Shareholders, holding only a minority interest in the Company, can delay, risk, jeopardize or block an M&A Transaction by merely refraining or abstaining from a vote in favor of (or voting against) a transaction that was approved by a Requisite Majority (as defined below), or if such Shareholder, or group of Shareholders, refuse to sell, assign and deliver the Shares.

88.2.

Requisite Majority. The provisions set forth in these Articles are designed, intended and planned to give the Requisite Majority the right, power and authority to force the vote in favor of an M&A Transaction, including the sale, assignment, delivery or transfer of all of the Shares of the Company to a Buyer (as defined below), without the need to receive the consent of all Shareholders of the Company, all subject to the provisions set forth in these Articles 88 to 90.

88.3.

No Other Veto Rights. The Shareholders have carefully and mindfully negotiated any veto rights, or any other provisions regarding minority protections with respect to any M&A Transaction. Absent to a specific veto right, the Shareholders agree that Shareholders holding a minority interest in the Company should not be able to delay, risk, jeopardize or block an M&A Transaction.

88.4.

Best Interest of the Company. The Shareholders agree that Bring-Along, Drag-Along and Forced Sale agreements, or provisions, are universal (at least in companies incorporated under the law of the State of Israel), and that the following provisions are in the best interests of all Shareholders.

88.5.

Freedom to Structure the Deal. Subject to Article 45 and the terms and condition of Articles 88 to 91, if and to the extent applicable, a Shareholder will not be entitled to bring a claim against the Company, the Proposing Shareholders or the Buyer (both as defined below), and will not have a cause of action (and to the extent such a cause of action may exist under applicable law, each Shareholder hereby waives such cause of action), with respect to the manner the Proposed Transaction was structured (e.g. the election of a share purchase agreement and not a merger or the sale of assets).

88.6.

Remedies. The Shareholders understand and agree that irreparable damage would occur in the event that any of the provisions set forth in these Articles 88 to 90 were not performed in accordance with their terms or were otherwise breached, and that monetary damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that: (a) the Company, the Proposing Shareholders or the Buyer shall be entitled to seek an injunction or injunctions to prevent breaches of this Article 88 and to enforce specifically the terms and provisions hereof in any court of the State of Israel having jurisdiction, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity or under these Articles; (b) any breach of the provisions set forth in Articles 88 to 91 by a Shareholder (“Breaching Shareholder”) will be deemed to be a breach of contract. The Board of Directors of the Company, at its sole and absolute discretion, will have the power to waive all or part of the remedies pursuant to these Articles 88 to 90 (Bring Along; Drag Along; Forced Sale); provided that any such waivers so granted by the Board of Directors shall apply in the same manner and to the same extent with respect to all Breaching Shareholders.

88.7.

Definitions. In these Articles 88 to 90 (Bring Along; Drag Along; Forced Sale), the term “M&A Transaction” shall mean a transaction that qualifies as a Deemed Liquidation under these Articles. The term “Requisite Majority” shall mean the majority of the issued and outstanding share capital of the Company calculated on an as-converted basis, including the Preferred Majority, provided that if the Proposed Transaction is in the form of: (a) a merger, when computing the aforementioned majority, the provisions of Section 320(c) of the Companies Law shall apply; and (b) a share purchase agreement, in the event the Buyer is a Shareholder, or is a Person, which, directly or indirectly, controls, or is under common control with a Shareholder, the said Shareholder shall be considered to be an “Interested Shareholder” and as such, shall not be included in calculating the thresholds majority set forth above.

89.	M&A TRANSACTION; BRING ALONG RIGHTS

89.1.

Actions to be Taken. Notwithstanding the provisions of Section 341, Sections 314 to 327 and Sections 350 and 351 of the Companies Law (to the extent permitted thereunder) as well as Article 23.6 (re Strategic Investors), Article 27 (Right of First Refusal) and Article 28 (Co-Sale Rights), but subject to Article 10.2 (Liquidation Preferences) and to Article 45 (Negative Covenants), if prior to an IPO Shareholders holding the Requisite Majority (the “Proposing Shareholders”), elect to enter into any M&A Transaction (the “Proposed Transaction”) with any Person (the “Buyer”), then, provided the proceeds of such Proposed Transaction shall be distributed in accordance with the provisions set forth in Article 10.2, all other Shareholders of the Company (the “Remaining Shareholders”), if requested in writing by the Company, the Proposing Shareholders or the Buyer (the “Bring Along Notice”), will be obligated to perform all of the following actions within seven (7) business days following the date the Company or the Buyer send the Bring Along Notice (or any shorter period reasonably determined by the Board of Directors of the Company):

89.1.1.

Vote in Favor. If such transaction requires shareholder approval, with respect to all Shares that such Shareholder owns or over which such Shareholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such M&A Transaction (together with any related amendment to these Articles required in order to implement such M&A Transaction) and to vote in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate such M&A Transaction.

89.1.2.

Sale of Shares. If such transaction is an M&A Transaction in form of purchase of shares, to sell the same proportion of Shares of the Company beneficially held by such Shareholder as is being sold by the Proposing Shareholders to the Person to whom the Proposing Shareholders propose to sell their Shares (i.e. the Buyer), and, except as permitted in Article 89.1.6 below (Securities Laws Restrictions), on the same terms and conditions as the Proposing Shareholders.

89.1.3.

Delivery of Documents. To execute and deliver all related documentation and take such other action in support of the M&A Transaction as shall be requested by the Company or the Proposing Shareholders in order to carry out the terms and provision of these Articles 88 to 90 (Bring Along; Drag Along; Forced Sale), including, without limitation, executing and delivering instruments of conveyance and transfer (including Share Transfer Deeds duly endorsed or accompanied by written instruments of transfer in from satisfactory to the Buyer, duly executed by such Remaining Shareholder), and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consents, waivers and releases, in each case, in similar form and substance as the Proposing Shareholders are executing (but only to the extent such waivers and releases relate to): (a) the rights, powers and privileges a Person may have as a Shareholder, including, without limitation, waivers and releases with respect to any anti-dilution rights, conversion rights, preemptive rights, rights to receive additional consideration; or (b) with respect to any actions taken by the Company requiring the consent of such Person as a Shareholder, including, without limitation, the approval of the Proposed Transaction, or any other transaction, approved by the Company, government filing, share certificates issued to such Shareholder duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), any instrument relating to the termination of rights as a Shareholders (e.g. termination of investment rights agreement), or any document in which an agreement or resolution of the Company is a party to may be amended, revised or clarified (e.g. amendment to these Articles, “clean up” resolutions or amendments of a ministerial nature, etc.), any other document which may reasonably be requested for the consummation of the Proposed Transaction which relates to such Shareholder in its capacity as a shareholder of the Company (including confidentiality agreements, assignment of invention agreements and the like), and any similar or related documents, and provided that no Shareholder shall be required to undertake or be obligated to terms and conditions which do not similarly apply to all selling Shareholders.

89.1.4.

Voting Trust. Not to deposit, and to cause their Affiliates not to deposit, except as provided in these Articles, any Shares of the Company owned by such Shareholder or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the Buyer in connection with the M&A Transaction or unless such deposit shall not impair such shares so deposited to be treated in accordance with these Articles.

89.1.5.

Dissenters’ Rights. To the extent the court of competent jurisdiction will determine that Shareholders have the right to contest the price paid in connection with an M&A Transaction per each share or otherwise (e.g. as part of a court proceedings pursuant to Section 341 of the Companies Law), or that Shareholder have appraisal or dissenters’ rights (collectively, “Dissenters’ Rights”), to refrain from exercising any Dissenters’ Rights under applicable law at any time with respect to such M&A Transaction.

89.1.6.

Form of Consideration; Securities Law Restrictions. If the consideration to be paid in exchange for the Shares pursuant to these Articles 88 to 90 (Bring Along; Drag Along; Forced Sale) includes any securities and due receipt thereof by any Shareholder would require under applicable law: (a) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (b) the provision to any Shareholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” or a qualified Israeli investor (as such terms are defined in the applicable securities laws), the Company may cause to be paid to any such Shareholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Shareholder, an amount in cash equal to the fair value (as determined in good faith by the Board, including at least one Preferred Director) of the securities which such Shareholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares.

89.1.7.

Shareholder Representative. In the event that the Proposing Shareholders, in connection with such M&A Transaction, appoint a shareholder representative (the “Shareholder Representative”) with respect to matters affecting the Shareholders under the applicable definitive transaction agreements following consummation of such M&A Transaction: (a) to consent to: (i) the appointment of such Shareholder Representative; (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations; and (iii) the payment of such Shareholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Shareholder Representative in connection with such Shareholder Representative’s services and duties in connection with such M&A Transaction and its related service as the representative of the Shareholders; and (b) not to assert any claim or commence any suit against the Shareholder Representative or any other Shareholder with respect to any action or inaction taken or failed to be taken by the Shareholder Representative in connection with its service as the Shareholder Representative, absent fraud, gross negligence or willful misconduct.

89.1.8.

In the event that a Shareholder fails to surrender its certificate in connection with the consummation of said transaction, such certificate shall be deemed cancelled and the Company shall be authorized to issue a new certificate in the name of the Buyer and the Board of Directors shall be authorized to establish an escrow account, for the benefit of such Shareholder, as applicable, into which the consideration for such securities represented by such cancelled certificate shall be deposited and to appoint a trustee to administer such account.

89.1.9.

If any of such Shareholder fails to execute and/or deliver the appropriate documentation required to effect the proposed said transaction in accordance with this Article 89.1, it is hereby agreed that such Shareholder shall be deemed to have given an irrevocable proxy and power of attorney to such person as shall be designated by the Board of Directors to accept the proposed said transaction on behalf of such Shareholder and any additional obligations applicable to all Shareholders, including, without limitation, escrow and indemnification obligations, and at the closing of the proposed said transaction, to transfer all such Shareholder’s shares to the Buyer.

89.2.

Notwithstanding the foregoing, no Preferred Shareholder will be required to comply with Articles 88 and 89 in connection with any M&A Transaction, unless otherwise approved by the Preferred Majority in respect of the Preferred Shareholders (it being understood that neither Aptiv nor Dell nor SK nor Alliance shall have any obligation to comply with any amendment of Article 89.2.7 otherwise approved or waived by the Preferred Majority unless each such amendment has been approved by Aptiv or Dell or SK or Alliance, respectively with respect to Aptiv or Dell or SK or Alliance individually and not for each other, as applicable):

89.2.1.

unless the liability of such Preferred Shareholder for indemnification, if any, in the M&A Transaction, including for the inaccuracy of any representations and warranties and covenants made by the Company in connection with such M&A Transaction, is several and not joint with any other person and the Preferred Shareholder shall not be liable for the inaccuracy of any representation or warranty or breach of covenant made by any other person in connection with the M&A Transaction, other than the Company (except to the extent that funds may be paid out of an escrow or holdback established to cover breach of representations, warranties and covenants of the Company as well as breach by any Shareholder of any of identical representations, warranties and covenants provided by all Shareholders) and is pro rata in proportion to the amount of consideration paid to such Preferred Shareholder in connection with such Proposed Transaction (in accordance with the provisions of these Articles);

89.2.2.

unless liability shall be limited to such Preferred Shareholder’s applicable share (determined based on the respective proceeds payable to each Shareholder in connection with such M&A Transaction in accordance with the provisions of these Articles) of a negotiated aggregate indemnification amount that applies equally to all Shareholders but that in no event exceeds the amount of consideration actually received by such Preferred Shareholder in such M&A Transaction, or otherwise payable to such Preferred Shareholder out of any escrow or holdback established in connection with such M&A Transaction, except with respect to claims related to fraud by such Preferred Shareholder, the liability for which need not be limited as to such Preferred Shareholder;

89.2.3.

unless any representations and warranties to be made by such Preferred Shareholder in connection with the M&A Transaction are limited to representations and warranties related to authority, ownership and the ability to convey title to the shares of capital stock of the Company held by such Preferred Shareholder, including but not limited to representations and warranties that: (a) the Preferred Shareholder holds all right, title and interest in and to the shares of the Company’s share capital such Preferred Shareholder purports to hold, free and clear of all liens and encumbrances; (b) the obligations of the Preferred Shareholder in connection with the transaction have been duly authorized, if applicable; (c) the documents to be entered into by the Preferred Shareholder, have been duly executed by such Preferred Shareholder and delivered to the acquirer and are enforceable against such Preferred Shareholder in accordance with their respective terms; and (d) neither the execution and delivery of documents to be entered into in connection with the M&A Transaction, nor the performance of the Preferred Shareholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

89.2.4.

unless such Preferred Shareholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Transaction, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any shareholder of any of identical representations, warranties and covenants provided by all shareholders);

89.2.5.	unless upon the consummation of the M&A Transaction, the aggregate consideration receivable under the terms of the Proposed Sale by all Shareholders will be allocated in accordance with Article 10; or

89.2.6.

unless upon the consummation of the M&A Transaction, (i) such Preferred Shareholder will receive the same form of consideration for its applicable Preferred Shares as other holders of such Preferred Shares and if any holder is given an option as to the form and amount of consideration to be received, such Preferred Shareholder will be given the same option; and (ii) such Preferred Shareholder will be entitled to receive the same amount of consideration per share as each other holder of such Preferred Shares of the same series and class of Preferred Shares in respect of their Preferred Shares;

89.2.7.

if such Preferred Shareholder is required to (i) amend, extend or terminate any contractual or other relationship between such shareholder or any of its respective Affiliates, on the one hand and the Company or the proposed purchaser, or their respective Affiliates, on the other hand (with the exception of (A) any amendment, extension or termination by the parties thereto in accordance with the terms of such agreement, or (B) the amendment, extension or termination of any transaction documents related to the purchase or holding of shares of the Company, or any document pursuant to which such shareholder or its Affiliate is a party in its capacity as a holder of shares in the Company, or (C) as required under applicable law, regulations or governmental authority)) or (ii) agree (or cause any of its Affiliates to agree) to any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the M&A Transaction.

90.	STATUTORY VS. CONTRACTUAL PROVISIONS

90.1.	Section 341 of the Companies Law

90.1.1.

With respect to an M&A Transaction, the provisions of these Articles 88 to 90 (Bring Along; Drag Along; Forced Sale) are in addition to the provisions of Section 341 of the Companies Law and not in substitution of such provisions. To avoid any conflict between the statutory bring-along set forth in the Companies Law and the provisions set forth in these Articles 88 to 90 (Bring Along; Drag Along; Forced Sale), the Shareholders agree that with respect to the Company, Section 341 should be interpreted to include all of the undertakings, obligations, commitments and agreements set forth above. In that regard the Shareholders specifically stipulate that Section 341(d) should not be interpreted, or construed, in a manner which limits Shareholders’ power to amend the provisions of said Section only with respect to the threshold set forth in Section 341(a) (i.e. lowering the 80% provided for in the Companies Law to the Requisite Majority as contemplated in these Articles) and therefore the terms set forth herein are to supersede the provisions of Section 341 in this regards.

90.1.2.	With respect to Section 341 of the Companies Law, the Shareholders specifically agree that:

90.1.2.1.	Section 341 requires a class vote only if a specific class of shares is being purchased, and NOT in the context of an M&A Transaction in which all of the Company’s Shares are being purchased;

90.1.2.2.	Section 341 should not be interpreted or construed in a manner that prevents the Company to negotiate the terms of the M&A Transaction or to be a party to the purchase agreement;

90.1.2.3.

The period of two (2) months set forth in Section 341(a) should not be interpreted or construed in a manner that limits the time frame in which the terms of the agreements pertaining to the M&A Transaction are being negotiated and agreed upon. In this regard, the Proposing Shareholders may agree to sell their Shares to the Buyer even after the lapse of the two month period set forth in Section 341(a) and the bring-along provisions set forth in the Companies Law will still be in force and effect. Correspondently, the Shareholders agree that the two month period set forth in Section 341(a) can also be shortened by the provisions set forth in Article 89.1 above (i.e. the Seven (7) business day period (or such shorter period of time), and therefore the Remaining Shareholders will need to comply with the Bring Along provisions within the time frame set forth in these Articles.

90.1.2.4.

An agreement of the Proposed Shareholders to sell their Shares pursuant to Section 341 does not need to include the final set of the transaction documents. Moreover, the consummation of the M&A Transaction can be subject to condition(s), and therefore the “bring-along proceedings” (e.g. the date in which a Bring Along Notice is sent, the time frame in which a Remaining Shareholders should react, etc.) pursuant to Section 341 can be triggered by the terms of a non-binding term-sheet, memorandum of understanding, letter of intent or other form of a non-binding offer that sets forth the intention of a potential Buyer to enter into an M&A Transaction.

90.1.2.5.

Notices that should be sent by the Buyer according to the provisions set forth in Section 341(a) and 341(c) (each a “341 Notice”) may be sent by either the Buyer or the Company and the time frame set forth in the aforementioned provisions for sending each of the 341 Notices shall not be limited to the time frame specified therein.

90.1.2.6.	The threshold set forth in Section 341 shall mean the Requisite Majority.

90.1.2.7.

Notwithstanding Section 341 of the Companies Law to the contrary: (a) the price and other terms and conditions of a Proposed Transaction shall be considered to apply equally as to all Shareholders, if the application of such price and all such other terms and conditions to the respective Shares of the Company held by each Shareholder is made based upon and in accordance with the respective rights, preferences and privileges applicable to such Shares under these Articles, and the application of the distribution preference provisions, if any, set forth herein shall not be deemed to mean that Shareholders were offered different treatment or terms in the Proposed Transaction; and (b) any good faith bonus, retention payment, monetary incentive, management compensation and/or any similar payment or arrangement, payable or offered in connection with the Proposed Transaction by either the Company or by the Buyer in the Proposed Transaction to any Shareholder of the Company in his capacity as an employee or service provider of the Company and separately from any payment or distribution to which such Shareholder is entitled by virtue of his ownership of Shares in the Company, shall not be deemed contrary to the provisions of Section 341 of the Companies Law and Shareholders not receiving any such separate payment shall not be deemed, for purposes of Section 341, to be treated unequally compared to any Shareholders receiving such payment.

90.2.	Merger

90.2.1.

Notwithstanding anything in these Articles or, to the extent permitted, in any applicable law to the contrary, the approval of a Proposed Transaction, or any transaction consummated pursuant to Section 341 of the Companies Law, or the provisions of Sections 314 to 327 of the Companies Law, or the provisions of Sections 350 and 351 of the Companies Law, as the case may be, shall not be subject to the approval of a separate class vote of the holders of the shares of any particular class (and it case of a Scheme of Arrangement pursuant to Section 350, will not be subject to an interest vote), except as may be required under the provisions set forth in Article 45 (Negative Covenants).

90.2.2.

The Shareholders specifically agree that in the event the Company is the surviving company in a merger (or a reverse triangular merger), notwithstanding the fact that the Shareholders will be exchanging their shares, the Company shall not be deemed to be a and therefore the Proposed Transaction will not require a class vote. In the event that under the applicable law a class (or interest) vote is required, each Shareholder agrees to vote his, her or its shares in favor of the Proposed Transaction.

91.	TERMINATION.

The provisions of these Articles 88 to 90 (Bring Along; Drag Along; Forced Sale) will terminate immediately prior to the consummation of an IPO.

92.	AMENDMENT OF THESE ARTICLES.

92.1.

Subject to applicable law, the provisions of these Articles (including, without limitation, Article 45), may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively), by resolution adopted by the holders of the majority of the issued and outstanding Preferred Shares and Ordinary Shares, voting together as a single class on as converted basis, including the Preferred Majority, except as otherwise provided in the Companies Law and/or as otherwise provided in these Articles of Association (including, without limitation, in Article 45 above).

92.2.	Notwithstanding the foregoing:

92.2.1.

any right granted specifically to any Preferred Shareholder (by name) may not be amended or terminated, or the observance of any specific term of these Articles may not be waived, without, in addition to the requirements set forth in these Articles (including in Article 45), the written consent of such Preferred Shareholder, unless such right has expired in accordance with its terms.

92.2.2.

any right granted to a specified majority of holders of a specified class or series of Shares may not be amended or terminated or the observance of any specific term of these Articles granted to such specified majority may not be waived, without, in addition to the requirement set forth in these Articles (including in Article 45 above), the written consent of such specified majority of the Shareholders of such specified class or series. For the avoidance of any doubt and notwithstanding anything to the contrary in these Articles, where any provision under these Articles contains a specific consent requirement threshold for the approval of a matter contained therein, such provision may not be waived, altered or amended without such specific consent requirement (including, without limitation, so as to derogate from such consent threshold).

92.2.3.	any provision hereof may be waived by the waiving party on such party’s own behalf (but solely with respect to such waiving party), and such waiver shall not require the consent of any other party.

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